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TABLE OF CONTENTS

Filed pursuant to Rule 424(b)(5)
Commission File No. 333-143634

$500,000,000

2.5% Convertible Senior Notes due July 30, 2013

We are offering $500,000,000 aggregate principal amount of our 2.5% convertible senior notes due July 30, 2013 (the "notes"). The notes will be our senior unsecured obligations, will rank equal in right of payment with our other senior unsecured debt and will rank senior to all of our future subordinated debt. The notes will effectively rank junior to our secured obligations and any future secured indebtedness to the extent of the assets securing such obligations and indebtedness. The notes will be guaranteed on a senior unsecured basis by the subsidiary guarantors that have guaranteed our existing debt securities. The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not subsidiary guarantors.

The conversion price for each $1,000 aggregate principal amount of notes is initially $109.51 per share of our Class B common stock (equivalent to a conversion rate of approximately 9.1316 shares of our Class B common stock). Holders may surrender their notes for conversion prior to the close of business on January 30, 2013, if any of the following conditions is satisfied:

•
during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our Class B common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day;

•
during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our Class B common stock on such date multiplied by the then current conversion rate; or

•
if we make certain significant distributions to holders of our Class B common stock, we enter into specified corporate transactions or our Class B common stock ceases to be approved for listing on the New York Stock Exchange and is not listed for trading on a U.S. national securities exchange.

After January 30, 2013 holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions has been satisfied.

Upon conversion of the notes, holders will receive cash and shares of our Class B common stock, if any, based on a daily conversion value (as described herein) calculated for each of the 25 trading days beginning on the third trading day immediately following the conversion date (or, in the case of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the trading day following the maturity date).

If a fundamental change, as defined herein, occurs prior to the maturity of the notes, holders may require us to repurchase for cash all or part of their notes at a price equal to the principal amount of the notes being repurchased, plus accrued and unpaid interest.

Our Class B common stock is listed on the New York Stock Exchange under the symbol "TAP." The closing price of our Class B common stock on June 11, 2007 was $87.61 per share.

We have granted the underwriters a 13-day option to purchase a maximum of $75,000,000 additional principal amount of notes solely to cover over-allotments.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system.

Investing in the notes involves risks. See "Risk Factors" beginning on page 14.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100%	$500,000,000
Underwriting Discount	1.625%	$8,125,000
Proceeds (before expenses)	98.375%	$491,875,000

We expect that delivery of the notes will be made in New York, New York on or about June 15, 2007.

Deutsche Bank Securities	Citi
JPMorgan	Morgan Stanley	BMO Capital Markets	Wachovia Securities

The date of this prospectus is June 11, 2007.

TABLE OF CONTENTS

Available Information and Incorporation by Reference
Special Note Regarding Forward-Looking Statements
Prospectus Summary
Risk Factors
Use of Proceeds
Price Range of Common Stock
Capitalization
Purchase of Convertible Note Hedge and Sale of Warrant
Description of the Notes
Description of Capital Stock
Certain U.S. Federal Income Tax Considerations
Underwriting
Legal Matters
Experts

        You are not to construe the contents of this prospectus as investment, legal or tax advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of the notes. We are not, and the underwriters are not, making any representation to you regarding the legality of an investment in the notes by you under appropriate investment or similar laws.

        In making an investment decision regarding the notes offered by this prospectus, you must rely on your own examination of us and the terms of this offering, including without limitation, the merits and risks involved. This offering is being made on the basis of this prospectus. Any decision to purchase notes in this offering should be based only on the information contained or incorporated by reference in this prospectus.

        The information contained in this prospectus has been furnished by us and other sources we believe to be reliable. This prospectus, including the documents incorporated by reference herein, contains summaries, believed to be accurate, of some of the terms of specific documents. You should carefully review the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. See "Available Information and Incorporation By Reference" below.

        No person is authorized in connection with any offer made by this prospectus to give any information or to make any representation not contained in this prospectus, and, if given or made, any other information or representation must not be relied upon as having been authorized by us or the underwriters. The information contained or incorporated by reference in this prospectus is as of the date hereof or the date on the front of such incorporated documents, as applicable, and subject to change, completion or amendment without notice. We undertake no obligation to update any such information. Neither the delivery of this prospectus at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

        We reserve the right to withdraw this offering of the notes at any time, and we and the underwriters reserve the right to reject any commitment to subscribe for the notes, in whole or in part, and to allot to you less than the full amount of the notes subscribed for by you. We are making this offering subject to the terms described in this prospectus and the indenture relating to the notes.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. You may also read and copy any document we file with the SEC at the SEC's public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You also may obtain free electronic copies of the reports and other information we file with the SEC on the investor relations page of our website, http://www.molsoncoors.com, under the heading "SEC Filings." We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

        We are incorporating by reference in this prospectus certain information that we have filed or will file with the SEC, which means that we are disclosing important information by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus to the end of the offering of the notes under this document.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 Form 10-K");

  •
  Our definitive proxy statement on Schedule 14A filed on April 11, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2007 (the "2007 First Quarter 10-Q"); and

  •
  Our Current Reports on Form 8-K filed on April 11, 2007, May 11, 2007, May 14, 2007, and May 23, 2007.

        Nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC, including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K. Our SEC file number is 001-14829.

        Any statements made in future SEC filings that are incorporated by reference into this prospectus will automatically update this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of any and all of the documents referred to herein, including the indenture for the notes, which are summarized in this prospectus, by request directed to Molson Coors Brewing Company, 1225 17th Street, Denver, Colorado U.S.A. 80202, telephone number (303) 277-3500, Attention: Corporate Secretary.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the materials accompanying or incorporated by reference in this prospectus are forward-looking statements.

        Forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as "believes," "expects," "anticipates," "intends," "will," "may," "could," "would," "projects," "continues," "estimates," or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

        The forward-looking statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the of the Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

        Among the important factors that could cause actual results to differ materially from those indicated by forward-looking statements are the risks and uncertainties described under "Risk Factors" and elsewhere in this prospectus and in our other filings with the SEC. In addition to causing our actual results to differ, these factors may cause our intentions to change from those that have been stated. Such changes in our intentions may also cause our actual results to differ. We may change our intentions at any time and without notice.

        Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included or incorporated by reference in this prospectus are made as of the date of this prospectus or the date of such documents incorporated by reference herein, as applicable, and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

ii

PROSPECTUS SUMMARY

        The following summary contains basic information about us and this offering, but does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read carefully this entire prospectus and the documents we refer you to, including the information set forth under "Risk Factors" and the documents incorporated by reference herein. In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements, which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to "Molson Coors" and to the "company," "we," "us," or "our" are to Molson Coors Brewing Company and its consolidated subsidiaries and the information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

The Company

        We are one of the largest brewers in the world, by volume, with 42.1 million barrels of beer sold in 2006. On February 9, 2005, Adolph Coors Company merged with Molson Inc. (the "Merger"). In connection with the Merger, Adolph Coors Company became the parent of the merged company and changed its name to Molson Coors Brewing Company. Molson Canada was founded in 1786, and Adolph Coors Company was founded in 1873. Since each company was founded, they have been committed to producing the highest-quality beers. Our brands are designed to appeal to a wide range of consumer tastes, styles and price preferences. Our largest markets are Canada, the United States and the United Kingdom.

Canada Segment

        Our Canada segment consists primarily of the production and sale of the Molson brands, Coors Light, and partner and other brands. The Canada segment also includes our partnership arrangements related to the distribution of beer in Ontario and the Western provinces.

        Molson Canada ("Molson") is Canada's largest brewer by volume and North America's oldest beer company, with an approximate 41% market share in Canada. Molson's largest competitor, however, maintains a market share that is only slightly less than Molson's. Molson brews, markets, sells and distributes a wide variety of beer brands nationally in Canada. Molson's portfolio displays strength or leadership in all major product and price segments. Molson has strong market share and visibility across retail and on-premise channels. Priority focus and investment is leveraged behind key owned brands (Coors Light®, Molson Canadian®, Molson Dry®, Molson® Export and Rickard's Red Ale® and other Rickard's brands) and key strategic distribution partnerships (including Heineken®, Corona® and Miller®). Coors Light currently has an 11% market share and is the largest-selling light beer and the second-best selling beer brand overall in Canada. Molson Canadian currently has an 8% market share and is the third-largest selling beer in Canada.

United States Segment

        Coors Brewing Company ("CBC") is the third-largest brewer by volume in the United States, with an approximate 11% market share. CBC produces, markets, and sells the Coors portfolio of brands in the United States and its territories and includes the results of the Rocky Mountain Metal Corporation ("RMMC") and Rocky Mountain Bottle Corporation ("RMBC") joint ventures. The U.S. segment also includes Coors brand volume, primarily Coors Light, that is sold outside of the United States and its territories, primarily in Mexico and the Caribbean, as well as sales of Molson brand products in the United States.

Europe Segment

        Coors Brewers, Ltd ("CBL") is the United Kingdom's second-largest beer company with unit volume sales of approximately 10.4 million U.S. barrels in 2006. CBL has an approximate 21% share of the U.K. beer market, Western Europe's second-largest market. Sales are primarily in England and Wales, with the Carling® brand (a mainstream lager) representing more than three-fourths of CBL's total beer volume. The Europe segment consists of our production and sale of the CBL brands principally in the United Kingdom, our joint venture arrangement for the production and distribution of Grolsch® in the United Kingdom and Republic of Ireland, factored brand sales (beverage brands owned by other companies, but sold and delivered to retail by us), and our joint venture arrangement with DHL (formerly Exel Logistics) for the distribution of products throughout Great Britain (through Tradeteam). Our Europe segment also manages a small volume of sales, primarily of Coors products, in Asia and other export markets.

Trademarks

        We own trademarks on the majority of the brands we produce and have licenses for the remainder. This prospectus and the documents incorporated by reference herein also contain trademarks and trade names of ours and of other companies. All brand names or other trademarks appearing herein and therein are the property of their respective holders.

Recent Developments

Tender Offer

        On June 11, 2007, our subsidiary CBC commenced a cash tender offer (the "Tender Offer") for up to $450 million aggregate principal amount of its 6 3/8% Senior Notes due 2012 (the "CBC notes"). The Tender Offer will expire at 5:00 p.m., New York City time, on July 10, 2007, unless extended or earlier terminated.

Our Corporate Information

        We were incorporated in Delaware in August 2003. We have dual principal executive offices located at 1225 17th Street, Denver, Colorado, U.S.A. 80202, telephone number (303) 277-6565, and 1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5, telephone number (514) 521-1786. We maintain an Internet website at http://www.molsoncoors.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

The Offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled "Description of the Notes" and "Description of Capital Stock."

Issuer	Molson Coors Brewing Company.
Notes Offered	$500,000,000 aggregate principal amount (or $575,000,000 if the underwriters exercise their over-allotment option in full) of 2.5% Convertible Senior Notes due July 30, 2013.
Maturity	July 30, 2013.
Optional Redemption	None.
Interest	The interest rate on the notes is 2.5% per annum, payable semi-annually in arrears on January 30 and July 30 of each year, commencing July 30, 2007.
Right to Convert	Holders may surrender their notes for conversion at any time prior to the close of business on January 30, 2013 only if any of the following conditions is satisfied:
•
during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our Class B common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day;
•
during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our Class B common stock on such date multiplied by the then current conversion rate; or
•
if we make specific significant distributions to holders of our Class B common stock, we enter into specified corporate transactions or our Class B common stock ceases to be approved for listing on the New York Stock Exchange (the "NYSE") and is not listed for trading on another U.S. national securities exchange.

After January 30, 2013 holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately prior to the stated maturity date regardless of whether any of the foregoing conditions has been satisfied.
See "Description of the Notes—Conversion of Notes."

Payment Upon Conversion
Each $1,000 principal amount of notes is convertible into cash and shares of our Class B common stock (or, at our election, cash in lieu of some or all of such shares), if any, based on an amount, which we refer to as the "daily conversion value," calculated for each of the 25 trading days beginning on the third trading day immediately following the conversion date (or, in the case of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the trading day following the maturity date), which we refer to as the "conversion period." The daily conversion value for each trading day during the conversion period is equal to one-twenty-fifth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under "Description of the Notes—Conversion of Notes—Payment Upon Conversion," of our Class B common stock on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion on or prior to the 30th scheduled trading day prior to the maturity date, we will deliver to you, on the third business day following the end of the conversion period, for each trading day during the conversion period:
	(1)	if the daily conversion value for such trading day exceeds $40.00,
		(a)	a cash payment of $40.00 and
(b)
the remaining daily conversion value, which we refer to as the daily net share settlement value, in shares of our Class B common stock (subject to our right to deliver cash in lieu of all or a portion of those shares); or
	(2)	if the daily conversion value for such day is less than or equal to $40.00, a cash payment equal to the daily conversion value.

For each $1,000 aggregate principal amount of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately prior to maturity, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such notes will commence on the trading day following the maturity date, (iii) in lieu of the payments and deliveries described above, the holder will receive (A) a cash payment of $1,000 on the maturity date and (B) on the third business day following the last trading day of the conversion period, the aggregate number of shares of our Class B common stock deliverable in respect of the 25 trading days during the related conversion period as described under clause (1)(b) above, if any (subject to our right to deliver cash in lieu of all or a portion of those shares).

The daily portion of the number of shares of Class B common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our Class B common stock for the relevant trading day. No fractional shares will be issued upon conversion; in lieu thereof, we will deliver a number of shares of our Class B common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period, rounded down to the nearest whole number, and pay cash equal to the remainder multiplied by the volume weighted average price of our Class B common stock on the last trading day of the conversion period.

The conversion price for each $1,000 aggregate principal amount of notes is initially $109.51 per share of our Class B common stock. The "conversion rate" of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination (initially approximately 9.1316 shares of our Class B common stock). The conversion price is subject to adjustment as described under "Description of the Notes—Conversion of Notes—Conversion Price Adjustments." An adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate.

Conversion Rate Adjustment Upon a Qualifying Fundamental Change
If a "qualifying fundamental change" (as defined below under "Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Fundamental Change") occurs at any time prior to maturity, additional shares will be deliverable in respect of notes converted in connection with such qualifying fundamental change. A description of how the number of additional shares will be determined and a table showing the number of additional shares that would be deliverable under various circumstances is set forth under "Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Fundamental Change."
Purchase at Holder's Option Upon a Fundamental Change
You may require us to purchase all or part of your notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, payable in cash. See "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change."
A fundamental change involves the occurrence of any of the following:
•
any person or group (other than the "permitted parties" (as defined below under "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change")) becomes the beneficial owner of shares of our "voting stock" (as defined below under "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change") representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power to elect a majority of our board of directors;
	•	any person or group becomes the beneficial owner of 80% or more of the Class B common stock then outstanding;
•
we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets, unless the holders of our voting stock before such transaction own a majority of the total voting power of the surviving or transferee person;
	•	a majority of the members of our board of directors are not continuing directors;
	•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Molson Coors; or
	•	our Class B common stock ceases to be approved for listing on the NYSE and is not listed for trading on another U.S. national securities exchange.
See "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change."

Notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes as a result of any transaction described in the third clause above, if at least 90% of the consideration paid for our Class B common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a change in control consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.
Ranking
The notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not subsidiary guarantors and will effectively rank junior to our current and future secured obligations to the extent of the assets securing such obligations.
The terms of the indenture under which the notes will be issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Guarantees	The notes will be guaranteed on a senior unsecured basis by the subsidiary guarantors that have guaranteed our existing debt securities.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters' discounts and commissions, will be approximately $491 million (or, if the underwriters fully exercise their over-allotment option to purchase additional notes, approximately $565 million).

Assuming no exercise of the underwriters' over-allotment option, we intend to use approximately $43 million of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions, approximately $398 million of the net proceeds to fund a portion of the cost to our subsidiary, CBC, of the Tender Offer (the remainder of which will be funded with cash on hand) and approximately $50 million of the net proceeds to fund a voluntary pension contribution.

If the underwriters exercise their over-allotment option in full, we intend to use approximately $7 million of the resulting net proceeds to pay the net cost of increasing the size of the convertible note hedge and warrant transactions and approximately $67 million of the resulting net proceeds to fund the Tender Offer (reducing the amount of cash on hand required to fund the Tender Offer). If the Tender Offer is not fully subscribed or fails to close, any net proceeds that become available for other uses as a result will be used for general corporate purposes.
Convertible Note Hedge and Warrant Transactions
We intend to enter into privately-negotiated convertible note hedge transactions with affiliates of certain of the underwriters, which are expected to reduce the potential dilution to our Class B common stock upon any conversion of the notes. We also intend to enter into warrant transactions with affiliates of certain of the underwriters with respect to our Class B common stock pursuant to which we may issue shares of our Class B common stock. In connection with these transactions, we expect to use approximately $43 million (assuming no exercise of the underwriters' over-allotment option) of the net proceeds of the offering, representing the cost to us of the convertible note hedge transaction, partially offset by the proceeds to us of the warrant transaction. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to amend the convertible note hedge and warrant transactions to increase the shares underlying each transaction by an amount equal to the number of shares initially issuable upon conversion of the additional notes, subject to certain exceptions.

In connection with these hedging transactions, the counterparties or their affiliates may enter into various over-the-counter derivative transactions with respect to our Class B common stock at, and possibly after, the pricing of the notes and may purchase our Class B common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our Class B common stock prior to and possibly following the pricing of the notes. The counterparties or their affiliates are likely to modify their respective hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to a conversion of notes) by purchasing and selling shares of our Class B common stock, other of our securities or other instruments they may wish to use in connection with such hedging.

The magnitude of any of these transactions and activities and their effect, if any, on the market price of our Class B common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our Class B common stock and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.
Trading	We do not intend to list the notes on any securities exchange or automated dealer quotation system. Our Class B common stock is listed on the NYSE under the symbol "TAP."
Additional Notes
We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Risk Factors

        See "Risk Factors" beginning on page 14 for a discussion of factors you should consider carefully before investing in the notes.

Summary Historical Consolidated Financial Data

        The following summary historical consolidated financial data for the thirteen weeks ended April 1, 2007 and March 26, 2006, and as of April 1, 2007 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data for the fiscal years ended December 31, 2006, December 25, 2005 and December 26, 2004, and as of December 31, 2006 and December 25, 2005, are derived from, and qualified by reference to, our audited consolidated financial statements incorporated by reference in this prospectus. The summary data should be read in conjunction with our consolidated financial statements and related notes and the independent registered public accounting firm's report incorporated by reference in this prospectus. Such consolidated financial statements are included in our filings with the SEC. This summary financial data should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all of which are contained in such SEC filings. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, with the exception of the adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109" on January 1, 2007, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. Operating results for the thirteen weeks ended April 1, 2007 are not necessarily indicative of the results that may be expected for the year ending December 30, 2007.

	Thirteen Weeks Ended		Fiscal Year Ended
	April 1, 2007	March 26, 2006	December 31, 2006 (1)	December 25, 2005 (2)	December 26, 2004 (2)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Gross sales	$1,651,195	$1,543,946	$7,901,614	$7,417,702	$5,819,727
Beer excise taxes	(422,584)	(390,100)	(2,056,629)	(1,910,796)	(1,513,911)

Net sales	1,228,611	1,153,846	5,844,985	5,506,906	4,305,816
Cost of goods sold	(770,162)	(726,668)	(3,481,081)	(3,306,949)	(2,741,694)

Gross profit	458,449	427,178	2,363,904	2,199,957	1,564,122
Marketing, general and administrative	(396,798)	(388,858)	(1,705,405)	(1,632,516)	(1,223,219)
Special items, net	(8,231)	(26,831)	(77,404)	(145,392)	7,522

Operating income	53,420	11,489	581,095	422,049	348,425
Interest expense, net	(26,318)	(31,955)	(126,781)	(113,603)	(53,189)
Other income (expense), net	1,251	(2,241)	17,736	(13,245)	12,946

Income (loss) from continuing operations before income taxes	28,353	(22,707)	472,050	295,201	308,182
Income tax (expense) benefit	(5,313)	7,438	(82,405)	(50,264)	(95,228)

Income (loss) from continuing operations before minority interests	23,040	(15,269)	389,645	244,937	212,954
Minority interests (3)	(3,803)	(3,301)	(16,089)	(14,491)	(16,218)

Income (loss) from continuing operations	19,237	(18,570)	373,556	230,446	196,736
Loss from discontinued operations, net of tax (4)	(14,830)	(11,667)	(12,525)	(91,826)	—
Cumulative effect of change in accounting principle, net of tax (5)	—	—	—	(3,676)	—

Net income	$4,407	$(30,237)	$361,031	$134,944	$196,736

Basic income (loss) per share:
Continuing operations	$0.22	$(0.22)	$4.34	$2.90	$5.29
Discontinued operations	(0.17)	(0.13)	(0.15)	(1.16)	—
Cumulative effect of change in accounting principle	—	—	—	(0.04)	—

Basic net income (loss) per share	$0.05	$(0.35)	$4.19	$1.70	$5.29

Diluted income (loss) per share:
Continuing operations	$0.22	$(0.22)	$4.31	$2.88	$5.19
Discontinued operations	(0.17)	(0.13)	(0.14)	(1.15)	—
Cumulative effect of change in accounting principle	—	—	—	(0.04)	—

Diluted net income (loss) per share	$0.05	$(0.35)	$4.17	$1.69	$5.19

Consolidated Cash Flow Data:
Cash (used in) provided by operations	$(172,669)	$(10,375)	$833,244	$422,275	$499,908
Cash used in investing activities	(103,843)	(21,950)	(294,813)	(312,708)	(67,448)
Cash provided by (used in) financing activities	213,319	54,421	(401,239)	(188,775)	(335,664)
Other Information:
Barrels of beer and other beverages sold	8,869	8,619	42,143	40,431	32,703
Dividends per share of common stock	0.32	0.32	1.28	1.28	0.82
Depreciation and amortization	83,399	111,224	438,354	392,814	265,921
Capital expenditures and additions to intangible assets	106,967	87,115	446,376	406,045	211,530
		As of
	As of April 1, 2007	December 31, 2006 (1)	December 25, 2005 (2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$119,364	$182,186	$39,413
Working capital (deficit)	(126,775)	(341,760)	(768,374)
Total assets	11,639,911	11,603,413	11,799,265
Current portion of long-term debt and other short-term borrowings	85,794	4,441	348,102
Long-term debt	2,139,835	2,129,845	2,136,668
Stockholder's equity	5,921,302	5,817,356	5,324,717

(1)
53 weeks included in 2006 versus 52 weeks reflected in 2005 and 2004.

(2)
Results prior to February 9, 2005 exclude Molson, Inc.

(3)
Minority interests in net income of consolidated entities represents the minority owners' share of income generated in 2007, 2006 and 2005 by Brewers Retail Inc., RMBC, RMMC and Grolsch joint ventures and in 2004 by RMBC, RMMC and Grolsch joint ventures, which were consolidated for the first time in 2004 under FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities—An Interpretation of ARB 51."

(4)
Results of operations of our former Brazil segment in 2007, 2006 and 2005, (i) prior to the sale in January 2006, but subsequent to the Merger in February 2005, and (ii) subsequent to the sale in January 2006, with respect to the recognition of indemnity obligations to the current owners of the former Brazil segment for exposures related to certain tax, civil, and labor contingencies and certain purchased tax credits. See Note 4 to the Consolidated Financial Statements in Item 8 of the 2006 Form 10-K.

(5)
Effect of implementing FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" in the fourth quarter of our fiscal year ended December 25, 2005.

Ratio of Earnings to Fixed Charges

        The following ratios of earnings to fixed charges should be read in conjunction with our consolidated financial statements and related notes relating to the relevant periods and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2006 Form 10-K and 2007 First Quarter 10-Q.

        The numbers presented on a pro forma basis in the table below have been adjusted to give effect to the following as if they had occurred as of the beginning of the periods presented:

  •
  the issuance of $398 million aggregate principal amount of the notes and application of the resulting net proceeds to payment of a portion of the expenses of the Tender Offer; and

  •
  the retirement of $380 million aggregate principal amount of the CBC notes.

        The numbers presented on a pro forma basis below have not been adjusted to give effect to issuance of the other $102 million aggregate principal amount of the notes being issued in this offering, other uses of the proceeds of the offering, or the full effect of the Tender Offer. The actual cost to us of any CBC notes we acquire in the Tender Offer is not yet known and will depend upon factors described in footnote (1) under "Capitalization."

	Thirteen Weeks Ended		Fiscal Year Ended
	April 1, 2007 (proforma) (1)	April 1, 2007	December 31, 2006 (proforma) (1)	December 31, 2006	December 25, 2005	December 26, 2004 (2)	December 28, 2003 (2)	December 29, 2002 (2)
	(in thousands, except ratio)
Income from continuing operations before income taxes and minority interests	$31,912	$28,353	$486,560	$472,050	$295,201	$308,182	$253,818	$256,600
Plus:
Amortization of capitalized interest	1,041	1,053	4,071	4,203	3,499	3,536	3,223	2,872
Distributions from unconsolidated affiliates	—	—	10,164	10,164	8,612	72,754	70,900	66,616
Less:
Equity in net income of unconsolidated affiliates	(2,603)	(2,603)	(8,026)	(8,026)	(37)	(59,653)	(65,542)	(54,958)
Capitalized interest	(3,986)	(4,707)	(11,752)	(13,723)	(6,495)	(1,900)	(2,992)	(4,152)

	$26,364	$22,096	$481,017	$464,668	$300,780	$322,919	$259,407	$266,978

Fixed charges:
Interest expense, net of capitalized interest	$27,798	$31,357	$128,560	$143,070	$131,106	$72,441	$81,195	$70,919
Capitalized interest	3,986	4,707	11,752	13,723	6,495	1,900	2,992	4,152
Portion of rentals representative of interest factor (3)	5,754	5,754	23,325	23,325	20,048	10,098	4,800	7,500

	$37,538	$41,818	$163,637	$180,118	$157,649	$84,439	$88,987	$82,571

Earnings and fixed charges	$63,902	$63,914	$644,654	$644,786	$458,429	$407,358	$348,394	$349,549

Ratio of earnings to fixed charges	1.7	1.5	3.9	3.6	2.9	4.8	3.9	4.2

(1)
Assumes issuance of the notes in this offering as of the beginning of the periods presented.

(2)
Ratios prior to the Merger on February 9, 2005.

(3)
The portion of rent expense representing interest is estimated to be 33% of the rent expense for purposes of calculating the ratio of earnings to fixed charges.

Supplemental Pro Forma Financial Information

        The numbers presented on a pro forma basis in the table below have been adjusted to give effect to the following as if they had occurred as of the beginning of the periods presented:

  •
  the issuance of the notes;

  •
  application of the net proceeds of the offering as described under "Use of Proceeds"; and

  •
  consummation of the Tender Offer (assuming it is fully subscribed).

        The pro forma amounts below exclude an anticipated nonrecurring loss resulting from the aggregate purchase price of the CBC notes in the Tender Offer exceeding their principal amount, which will be reported as a component of interest expense in the period it is incurred, which is expected to be the current fiscal quarter unless the timing for the Tender Offer is extended. We currently anticipate that this loss will be approximately $17 million; however, the actual cost to us of any CBC notes that we acquire in the Tender Offer (and thus the actual amount of this loss) is not yet known. See footnote (1) under "Capitalization."

	Thirteen weeks ended April 1, 2007		Fiscal Year Ended December 31, 2006
	Pro Forma	Actual	Pro Forma	Actual
	(in thousands, except per share amounts)
Interest expense, net	$23,416	$26,318	$114,792	$126,781
Income from continuing operations before income taxes and minority interests	$32,349	$28,353	$488,414	$472,050
Net income	$7,654	$4,407	$374,538	$361,031
Basic net income per share	$0.09	$0.05	$4.35	$4.19
Diluted net income per share	$0.09	$0.05	$4.32	$4.17
	As of April 1, 2007
	Pro forma	Actual
	(in thousands)
Short-term borrowings and current portion of long term debt	$85,794	$85,794
Long-term debt	$2,190,761	$2,139,835

RISK FACTORS

        You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business, and an investment in the notes. The most important factors that could influence the achievement of our goals, cause actual results to differ materially from those expressed in the forward-looking statements, and adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, including the notes and our Class B common stock into which the notes are convertible, include, but are not limited to, the following:

Risks Specific to Our Company

If Pentland and the Coors Trust do not agree on a matter submitted to stockholders, generally the matter will not be approved, even if beneficial to us or favored by other stockholders.

        Pentland Securities (a company controlled by Eric Molson, a related party) ("Pentland") and the Coors Trust, which together control more than two-thirds of our Class A common stock and Class A exchangeable shares, have voting trust agreements through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. In the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A common stock and Class A exchangeable shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders. Therefore, if either Pentland or the Coors Trust is unwilling to vote in favor of a transaction that is subject to a stockholder vote, we would be unable to complete the transaction even if our board, management or other stockholders believe the transaction is beneficial for Molson Coors.

Our success as an enterprise depends largely on the success of three primary products in three mature markets; the failure or weakening of one or more of these products or markets could materially adversely affect our financial results.

        Although we currently have 14 products in our U.S. portfolio, Coors Light represented more than 71% of our U.S. segment's sales volume for 2006. Carling lager is the best-selling brand in the United Kingdom and represented more than 77% of our European segment's sales volume in 2006. The combination of the Molson Canadian and Coors Light brands represented more than 42% of our Canada segment's sales volume in 2006. Consequently, any material shift in consumer preferences away from these brands, or from the categories in which they compete, would have a disproportionately large adverse impact on our business. Moreover, each of our three major markets is mature, and in each we face large competitors who have greater financial, marketing and distribution resources and are more diverse in terms of their geographies and brand portfolios.

We have indebtedness that is substantial in relation to our stockholders' equity, which could hinder our ability to adjust to rapid changes in market conditions or to respond to competitive pressures.

        As of April 1, 2007, we had approximately $850 million in debt primarily related to our acquisition of CBL and approximately $1.1 billion of debt primarily related to our Merger with Molson. As a result, we must use a substantial portion of our cash flow from operations to pay interest on our debt. To the extent our financial and operating performance does not generate sufficient cash flow to service all our indebtedness in addition to funding all of our activities and operations, such activities and operations could be adversely impacted as our indebtedness would need to be serviced first.

We rely on a small number of suppliers to obtain the packaging we need to operate our business. The inability to obtain materials could unfavorably affect our ability to produce our products.

        For our U.S. business, we purchase most of our paperboard and container supplies from a single supplier or a small number of suppliers. This packaging is unique and is not produced by any other supplier. Additionally, we are contractually obligated to purchase substantially all our can and bottle needs in the United States and Canada from our container joint ventures or from our partners in those ventures, Ball Corporation (RMMC) and Owens-Brockway Glass Container, Inc. (RMBC). Consolidation of the glass bottle industry in North America has reduced local supply alternatives and increased risks of glass bottle supply disruptions. CBL has a single source for its can supply (Ball). The inability of any of these suppliers to meet our production requirements without sufficient time to develop an alternative source could have a material adverse effect on our business.

Our primary production facilities in Europe and the United States are located at single sites, so we could be more vulnerable than our competitors to transportation disruptions, fuel increases and natural disasters.

        In each of the United States and Europe, we have a single primary production facility. In both segments, our competitors have multiple geographically dispersed breweries and packaging facilities. As a result, we ship our products greater distances than some of our competitors, making us more vulnerable to fluctuations in costs such as fuel, as well as the impact of any localized natural disasters impacting these two facilities.

The termination of one or more manufacturer/distribution agreements could have a material adverse effect on our business.

        We manufacture and/or distribute products of other beverage companies, including those of one or more competitors, through various licensing, distribution or other arrangements in Canada and the United Kingdom. The loss of one or more of these arrangements could have a material adverse effect on the results of one or more reporting segments.

Because we will continue to face intense global competition, operating results may be unfavorably impacted.

        The brewing industry is highly competitive and requires substantial human and capital resources. Competition in our markets could require us to reduce prices or increase capital and other expenditures or cause us to lose sales volume, any of which could have a material adverse effect on our business and financial results. In addition, in some of our markets, our primary competitors have substantially greater financial, marketing, production and distribution resources than Molson Coors has. In all of the markets in which Molson Coors operates, aggressive marketing strategies by our main competitors could adversely affect our financial results.

Changes in tax, environmental or other regulations or failure to comply with existing licensing, trade and other regulations could have a material adverse effect on our financial condition.

        Our business is highly regulated by federal, state, provincial and local laws and regulations in various countries regarding such matters as licensing requirements, trade and pricing practices, labeling, advertising, promotion and marketing practices, relationships with distributors, environmental matters, smoking bans at on-premise locations and other matters. Failure to comply with these laws and regulations or changes in these laws and regulations or in tax, environmental or any other laws or regulations could result in the loss, revocation or suspension of our licenses, permits or approvals and could have a material adverse effect on our business, financial condition and results of operations.

Our consolidated financial statements are subject to fluctuations in foreign exchange rates, most significantly the British pound and the Canadian dollar ("CAD").

        We hold assets and incur liabilities, earn revenues and pay expenses in different currencies, most significantly in Canada and in the United Kingdom. Since our financial statements are presented in U.S. Dollars ("USD"), we must translate our assets, liabilities, income and expenses into USD at current exchange rates. Increases and decreases in the value of the USD will affect, perhaps adversely, the value of these items in our financial statements, even if their local currency value has not changed. We have active hedging programs to address foreign exchange rate changes. However, to the extent that we fail to adequately manage the foregoing risks, including if our hedging arrangements do not effectively or completely hedge changes in foreign currency rates, our results of operations may be adversely impacted.

Our operations face significant commodity price change exposure which could materially and adversely affect our operating results.

        We use a large volume of agricultural and other raw materials to produce our products, including barley, barley malt, hops, various starches, water and packaging materials, including aluminum and paper products. We also use a significant amount of diesel fuel in our operations. The supply and price of these raw materials and commodities can be affected by a number of factors beyond our control, including market demand, global geopolitical events (especially as to their impact on crude oil prices and the resulting impact on diesel fuel prices), frosts, droughts and other weather conditions, economic factors affecting growth decisions, plant diseases and theft. To the extent any of the foregoing factors affect the prices of ingredients or packaging, our results of operations could be materially and adversely impacted. We have active hedging programs to address commodity price changes. However, to the extent we fail to adequately manage the foregoing risks, including if our hedging arrangements do not effectively or completely hedge changes in commodity price risks, including price risk associated with diesel fuel and aluminum, both of which are at historically high price levels, our results of operations may be adversely impacted.

We could be adversely affected by overall declines in the beer market.

        Consumer trends in some global markets indicate increases in consumer preference for wine and spirits, as well as for lower priced, value segment beer brands, which could result in loss of volume or a deterioration of operating margins.

Because of our reliance on a single information technology service supplier, we could experience significant disruption to our business.

        We rely exclusively on one information technology services provider worldwide for our network, help desk, hardware and software configuration. If that service provider fails or its service level deteriorates and we are unable to reverse that deterioration or find a suitable replacement in a timely manner, we could be unable to properly administer our information technology systems.

Due to a high concentration of unionized workers in the United Kingdom and Canada, we could be significantly affected by labor strikes, work stoppages or other employee-related issues.

        Approximately 67% of Molson's total workforce and approximately 23% of CBL's total workforce is represented by trade unions. Although we believe relations with our employees are good, stringent labor laws in the United Kingdom expose us to a greater risk of loss should we experience labor disruptions in that market. Although we do not believe that the current strike at our Edmonton, Alberta facility is likely to have a material adverse effect on us, multiple or prolonged disruptions at major facilities could have such an effect.

Changes to the regulation of the distribution systems for our products could adversely impact our business.

        In 2006, the U.S. Supreme Court ruled that certain state regulations of interstate wine shipments are unlawful. As a result of this decision, states may alter the three-tier distribution system that has historically applied to the distribution of our products. Changes to the three-tier distribution system could have a materially adverse impact on our business. Further, in certain Canadian provinces, our products are distributed through joint venture arrangements that are mandated and regulated by provincial government regulators. If provincial regulation should change, effectively eliminating the distribution channels, the costs to adjust our distribution methods could have a material adverse impact on our business.

Risks Specific to Our Discontinued Operations

Indemnities provided to the purchaser of 83% of the Cervejarias Kaiser Brasil S.A. ("Kaiser") business in Brazil could result in future cash outflows and statement of operations charges.

        On January 13, 2006, we agreed to sell a 68% equity interest in Kaiser to FEMSA Cerveza S.A. de C.V. ("FEMSA") for $68 million cash, including the assumption by FEMSA of Kaiser-related debt and certain contingencies. In November 2006, we divested our remaining 15% ownership interest in Kaiser and received $15.7 million, resulting in an increase of FEMSA's purchased ownership of Kaiser to 83%. The terms of our 2006 agreement require us to indemnify FEMSA for exposures related to certain tax, civil and labor contingencies and certain purchased tax credits. The ultimate resolution of these claims is not under our control, and we cannot predict the outcomes of administrative and judicial proceedings that will occur with regard to these claims. It is possible that we will have to make cash outlays to FEMSA with regard to these indemnities. While the fair values of these indemnity obligations are recorded as liabilities on our balance sheet in conjunction with the sale, we could incur future statement of operations charges as facts further develop resulting in changes to our fair value estimates or change in assessment of probability of loss on these items. Due to the uncertainty involved in the ultimate outcome and timing of these contingencies, significant adjustments to the carrying value of our indemnity liabilities and corresponding statement of operations charges/credits could result in the future.

Risks Specific to the Canada Segment

We may be required to provide funding to the entity that owns the Montréal Canadiens hockey club and certain related entertainment business pursuant to the guarantees given to the National Hockey League ("NHL").

        Pursuant to certain guarantees given to the NHL as a minority owner of the Montréal Canadiens professional hockey club (majority ownership was sold by Molson in 2001) and certain related entertainment business, Molson may have to provide funding to the Club (joint and severally based on our 19.9% ownership) to meet its obligations and its operating expenses if the Club cannot meet its obligations under various agreements.

If the Maritime Provinces refuse to recognize our new brewery in Moncton, New Brunswick, as a "local brewer," we will not be able to use that facility as planned.

        We are completing a brewery in Moncton, New Brunswick. We decided to build it on the basis of assurances from Canada's Maritime Provinces (which include New Brunswick and Nova Scotia) that the facility would qualify as a "local brewer," under the Maritime Accord so that beer shipped to other Maritime Provinces would be subject to much lower handling fees than beer shipped from elsewhere in Canada. There is risk that certain Maritime Provinces will not honor their previous assurances. If so, our return on investment would be substantially lower than planned, and we may be required to record an impairment charge on all or a portion of the $25.2 million spent to construct the brewery.

Risks Specific to the U.S. Segment

Litigation directed at the alcohol beverage industry may adversely affect our sales volumes, our business and our financial results.

        Molson Coors and other brewers and distilled spirits manufacturers have been sued in several courts regarding advertising practices and underage consumption. The suits allege that each defendant intentionally marketed its products to "children and other underage consumers." In essence, each suit seeks, on behalf of an undefined class of parents and guardians, an injunction and unspecified money damages. We will vigorously defend these lawsuits, several of which have been dismissed and are now on appeal. It is not possible at this time to estimate the possible loss or range of loss, if any, that may result from these lawsuits.

We are highly dependent on independent distributors in the United States to sell our products, with no assurance that these distributors will effectively sell our products.

        We sell all of our products in the United States to distributors for resale to retail outlets. Some of our distributors are at a competitive disadvantage because they are smaller than the largest distributors in their markets. Our distributors also sell products that compete with our products. These distributors may give our competitors' products higher priority, thereby reducing sales of our products. In addition, the regulatory environment of many states makes it very difficult to change distributors. Consequently, if we are not allowed or are unable to replace unproductive or inefficient distributors, our business, financial position and results of operation may be adversely affected.

Risks Specific to the Europe Segment

Sales volume trends in the United Kingdom brewing industry reflect movement from on-premise channels to off-premise channels, a trend which unfavorably impacts our profitability.

        We have noted in recent years that beer volume sales in the U.K. have been shifting from pubs and restaurants (on-premise) to retail stores (off-premise), for the industry in general. The progression to a ban on smoking in pubs and restaurants across the whole of the U.K. anticipated to be effective in 2007 is likely to accelerate this trend. Margins on sales to off-premise customers tend to be lower than margins on sales to on-premise customers, hence these trends could adversely impact our profitability.

Consolidation of pubs and growth in the size of pub chains in the United Kingdom could result in less ability to achieve favorable pricing.

        The trend toward consolidation of pubs, away from independent pub and club operations, is continuing in the United Kingdom. These larger entities have stronger price negotiating power, and therefore continuation of this trend could impact CBL's ability to obtain favorable pricing in the on-premise channel (due to spillover effect of reduced negotiating leverage) and could reduce our revenues and profit margins. In addition, these larger customers continue to move to purchasing directly more of the products that, in the past, we have provided as part of our factored business. Further consolidation could impact us adversely.

We depend exclusively on one logistics provider in England, Wales and Scotland for distribution of our CBL products.

        We are a party to a joint venture with DHL called Tradeteam. Tradeteam handles all of the physical distribution for CBL in England, Wales and Scotland, except where a different distribution system is requested by a customer. If Tradeteam were unable to continue distribution of our products and we were unable to find a suitable replacement in a timely manner, we could experience significant disruptions in our business that could have an adverse financial impact.

We may incur impairments of the carrying value of our goodwill and other intangible assets that have indefinite useful lives.

        In connection with various business combinations, we have allocated material amounts of the related purchase prices to goodwill and other intangible assets that are considered to have indefinite useful lives. These assets are tested for impairment at least annually, using estimates and assumptions affected by factors such as economic and industry conditions and changes in operating performance. In the event that the adverse financial impact of current trends with respect to our U.K. business continue (including the potential impact of an expected smoking ban in on-premise locations across the whole of the U.K. in 2007) and are worse than we anticipate, we may be required to record impairment charges. These charges could be material and could adversely impact our results of operations.

Risks Related to the Notes and Our Common Stock

Our public stockholders (including holders of the Class B common stock) have no ability to control the outcome of most matters presented to the company's stockholders because members of the Coors and Molson families, and their affiliates, collectively hold a controlling interest in the company.

        Pentland and the Coors Trust, which together control more than two-thirds of our Class A common stock and Class A exchangeable shares, have voting trust agreements through which they have combined their voting power. As a result of these ownership levels and voting trust agreements, the remaining holders of our stock (including the Class B common stock) have no ability to control the outcome of matters presented to the company's stockholders other than limited matters regarding which the holders of our Class B common stock and special Class B voting stock vote separately. See "Description of Capital Stock."

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

        The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a qualifying fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

        Following a qualifying fundamental change, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of Class B common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the qualifying fundamental change occurs or becomes effective and the price paid per share of our Class B common stock in the change in control or the average of the last reported sale prices of our Class B common stock over the five trading-day period ending on the trading day preceding the effective date of such qualifying fundamental change, as described below under "Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change." The adjustment to the conversion rate for notes converted in connection with a qualifying fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid per share of our Class B common stock in the qualifying fundamental change or the average of the last reported sale prices of our Class B common stock over the five trading-day period ending on the trading day preceding the effective date of such qualifying fundamental change, as applicable, is greater than $300 per share or less than $87.61 (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

We may not have, and may not have the ability to raise, the funds necessary to repurchase the notes upon a fundamental change or to pay you cash upon conversion of your notes, as required by the indenture governing the notes.

        Following a fundamental change as described under "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change," holders of notes may require us to repurchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, we will be required to make cash payments to holders upon conversion of the notes, which may occur upon any of the circumstances described under "Description of the Notes—Conversion of Notes." We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase upon a fundamental change or to make cash payments with respect to any notes that are converted. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the notes or to make cash payments due upon conversion of the notes. Our failure to repurchase the notes when required or to make cash payments upon conversion of the notes will result in an event of default with respect to the notes, which could, in turn, constitute a default under the terms of our other indebtedness.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, you have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount or (if lower) the conversion value thereof and we will settle any amounts in excess thereof in shares of our Class B common stock or in cash, at our option.

        The notes will be net share settled, which means that we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering at our option cash or shares of our Class B common stock in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our Class B common stock. In addition, any settlement of a conversion of notes will occur on the third business day immediately following the 25 trading day period beginning on the third trading day after our receipt of the holder's conversion notice (or, in the case of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the trading day following the maturity date) and the value will be based upon the value of our Class B common stock during a 25-day reference period. Accordingly, you may receive less value than you expected because the value of our Class B common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

Although the notes are referred to as "senior notes," the notes are effectively subordinated to any liabilities of our subsidiaries that are not subsidiary guarantors and the rights of our existing and future secured creditors.

        The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not subsidiary guarantors. In addition, the notes and the guarantees are effectively subordinated to all of our and the subsidiary guarantors' present and future secured debt to the extent of the value of the assets securing such debt. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured obligations will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured obligations that are deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

Federal or state laws allow courts, under specific circumstances, to void debts, including guarantees, and could require holders of notes to return payments received from the guarantors.

        Our obligations under the notes are guaranteed by certain of our subsidiaries. Under federal or state fraudulent transfer law, if a subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or suffers other financial difficulty, a court might avoid (that is, cancel) its guarantee. A court might do so if it found that:

  •
  the subsidiary received less than reasonably equivalent value or fair consideration for its guarantee; and

  •
  when the subsidiary entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments under its guarantee), it either:

  •
  was or was rendered insolvent;

  •
  was left with inadequate capital to conduct its business; or

  •
  believed or should have believed that it would incur debts beyond its ability to pay.

        A court might also avoid a subsidiary's guarantee, without regard to these factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay, or defraud its creditors.

        The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, a court would consider an entity insolvent if:

  •
  the sum of its existing debts, including contingent and unliquidated liabilities, exceeds the fair salable value of all of its assets;

  •
  the present fair salable value of its assets is less than the amount required to pay the probable liability on its existing debts, including contingent and unliquidated liabilities, as they become due; or

  •
  it could not pay its debts as they become due.

        We cannot be sure that the standards that a court would use to determine whether or not the guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or subordinated to the guarantor's other debt.

        If the guarantees were legally challenged, they could also be subject to the claim that, since they were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors were incurred for less than fair consideration.

        A court could thus void the obligations under the guarantee or subordinate the guarantee to the guarantor's other debt or take other action detrimental to holders of the notes.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

        The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

        Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our Class B common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may cause the value of the notes to fall.

        We do not intend to seek a rating on the notes by Standard & Poor's Credit Market Services, Moody's Investor Services, Inc., or any other rating agency. If the notes are rated in the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

We may issue additional shares of Class B common stock and thereby materially and adversely affect the price of our Class B common stock.

        Except as described under "Underwriting," we are not restricted from issuing additional shares of our Class B common stock, or securities convertible into our Class B common stock, during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of our Class B common stock or such convertible securities, we may materially and adversely affect the price of our Class B common stock and, in turn, the price of the notes.

The conversion price of the notes may not be adjusted for all dilutive events.

        The conversion price of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our Class B common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under "Description of the Notes—

Conversion of Notes—Conversion Price Adjustments." The conversion price will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of Class B common stock for cash, that may adversely affect the trading price of the notes or the Class B common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion price.

The conditional conversion feature of the notes could result in your receiving less than the value of our Class B common stock into which a note would otherwise be convertible.

        Until January 31, 2013, the notes are convertible into shares of our Class B common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the Class B common stock into which the notes would otherwise be convertible.

The notes are not protected by restrictive covenants.

        The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under "Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change."

Our Class B common stock price could be volatile and could decline.

        Our Class B common stock price could fluctuate substantially or decline suddenly in the future due to the following factors, among others:

  •
  Quarterly and annual financial and operating results;

  •
  Failure to meet estimates or expectations of securities analysts or our projections;

  •
  Changes in stock market analyst recommendations regarding our Class B common stock, the common stock of companies that investors deem comparable to us or our industry generally;

  •
  Operating and stock price performance of other companies that investors deem comparable to us;

  •
  Changes in governmental regulations;

  •
  Future sales of substantial amounts of Class B common stock by us or our existing stockholders; and

  •
  Future sales of Class B common stock by our directors and officers.

        General market fluctuations, industry factors and general economic and political conditions or events, economic slowdowns, interest rate changes, credit loss trends or currency fluctuations could also cause our Class B common stock price to decrease regardless of our operating performance.

Future sales of shares of our Class B common stock may depress our stock price.

        If we issue Class B common stock to raise capital, or our stockholders transfer their ownership of our Class B common stock or sell a substantial number of shares of Class B common stock in the public market, or investors become concerned that substantial sales might occur, the market price of our Class B common stock could decrease. To the extent outstanding options are exercised or additional shares of capital stock are issued, existing stockholders may incur additional dilution.

Conversion of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our Class B common stock issuable upon such conversion could adversely affect prevailing market prices of our Class B common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our Class B common stock.

The trading prices for the notes will be directly affected by the trading prices for our Class B common stock, which are difficult to predict.

        The price of our Class B common stock could be affected by possible sales of our Class B common stock by investors who view the notes as a more attractive means of equity participation in us by hedging or arbitrage trading activity that may develop involving our Class B common stock. This arbitrage could, in turn, affect the trading prices of the notes. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.

If you hold notes, you are not entitled to any rights with respect to our Class B common stock, but you are subject to all changes made with respect to our Class B common stock.

        If you hold notes, you will not be entitled to any rights with respect to our Class B common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class B common stock), but you will be subject to all changes affecting the Class B common stock. You will only be entitled to rights on the Class B common stock if and when we deliver shares of Class B common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our restated certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences, or special rights of our Class B common stock or other classes of capital stock.

The convertible note hedge and call warrant transactions may affect the value of the notes and the trading price of our Class B common stock.

        We intend to enter into privately-negotiated convertible note hedge transactions with affiliates of certain of the underwriters, which we expect to reduce the potential dilution to our Class B common stock upon any conversion of the notes. In the event that a counterparty in a transaction fails to deliver shares to us as required under the note hedge documents or as a result of a breach of the note hedge documents by us, we will be required to issue shares in order to meet our share delivery obligations with respect to the converted notes. We also intend to enter into warrant transactions with affiliates of certain of the underwriters with respect to our Class B common stock pursuant to which we may issue shares of our Class B common stock. In connection with these transactions, we expect to pay approximately $43 million (assuming no exercise of the underwriters' over-allotment option) of the net proceeds of the offering, representing the net cost to us of the convertible note hedge transactions, partially offset by the proceeds to us of the warrant transactions. In connection with hedging these transactions, the counterparties or their affiliates may enter into various over-the-counter derivative transactions with respect to our Class B common stock at, and possibly after, the pricing of the notes and may purchase our Class B common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our Class B common stock prior to and possibly following the pricing of the notes. The counterparties or their affiliates are likely to modify their respective hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to conversion of the notes) by purchasing and selling shares of our Class B common stock, other of our securities or other instruments they may wish to use in connection with such hedging. The magnitude of any of these transactions and activities and their effect, if any, on the market price of our Class B common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our Class B common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

If we pay a cash dividend on our Class B common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

        If we pay a cash dividend on our Class B common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in "Certain U.S. Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Certain U.S. Federal Income Tax Considerations." If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the headings "Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Constructive Distributions" and "Certain U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders—Dividends on the Common Stock and Constructive Distributions" for more details.

Conversion of notes into cash or a combination of both cash and our Class B common stock will require U.S. holders to recognize taxable gains.

        Upon the conversion of a note into cash or a combination of cash and our Class B common stock, a U.S. holder generally will be required to recognize gain on the conversion for United States federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under "Certain U.S. Federal Income Tax Considerations" and are also urged to consult their own tax advisors prior to investing in the notes.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

        The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Any potential acquisition of Molson Coors may be discouraged by the company's capital structure.

        Because Pentland and the Coors Trust collectively own a controlling interest in our Class A common stock and Class A exchangeable shares, a third party may be deterred from pursuing a tender offer, change in control or take-over attempt in respect of Molson Coors that is not supported by them. Provisions of Delaware law may also make any potential acquisition of the company more difficult. See "Description of Capital Stock."

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriters' discounts and commissions, will be approximately $491 million (or, if the underwriters fully exercise their over-allotment option to purchase additional notes, approximately $565 million).

        Assuming no exercise of the underwriters' over-allotment option, we intend to use approximately $43 million of the net proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions, approximately $398 million of the net proceeds to fund a portion of the cost to our subsidiary, CBC, of the Tender Offer (the remainder of which will be funded with cash on hand) and approximately $50 million of the net proceeds to fund a voluntary pension contribution.

        If the underwriters exercise their over-allotment option in full, we intend to use approximately $7 million of the resulting net proceeds to pay the net cost of increasing the size of the convertible note hedge and warrant transactions and approximately $67 million of the resulting net proceeds to fund the Tender Offer (reducing the amount of cash on hand required to fund the Tender Offer). If the Tender Offer is not fully subscribed or fails to close, any net proceeds that become available for other uses as a result will be used for general corporate purposes.

PRICE RANGE OF COMMON STOCK

        Our Class B common stock is traded on the NYSE and the Toronto Stock Exchange under the symbol "TAP." Prior to the Merger, our Class B non-voting common stock was traded on the NYSE, under the symbol "RKY" (since March 11, 1999) and prior to that was quoted on the NASDAQ National Market under the symbol "ACCOB."

        In connection with the Merger and effective February 9, 2005, we now have Class A and Class B common stock trading on the NYSE under the symbols "TAP A" and "TAP," respectively, and on the Toronto Stock Exchange as "TAP.A" and "TAP.B," respectively. In addition, our indirect subsidiary Molson Coors Canada Inc. ("MCCI"), has Exchangeable Class A and Exchangeable Class B shares trading on the Toronto Stock Exchange under the symbols "TPX.A" and "TPX.B," respectively.

Class B Common Stock

        The following table sets forth, for the periods indicated, the dividends paid and high and low sales prices per share of our Class B common stock as reported by the NYSE.

	High	Low	Dividends
2005
First quarter	$78.11	$66.95	$0.32
Second quarter	79.99	57.37	0.32
Third quarter	67.68	59.35	0.32
Fourth quarter	67.75	60.70	0.32
2006
First quarter	$70.78	$60.75	$0.32
Second quarter	74.08	63.43	0.32
Third quarter	71.90	65.44	0.32
Fourth quarter	76.99	64.25	0.32
2007
First quarter	$95.11	$75.11	$0.32
Second quarter (through June 11, 2007)	99.24	87.13	0.32	(1)

(1)
Declared and to be paid to holders of record as of May 31, 2007.

        On June 11, 2007, the closing price of our Class B common stock on the NYSE was $87.61 per share. There were approximately 2,966 holders of record of our Class B common stock as of June 1, 2007.

Class A Common Stock

        The following table sets forth, for the periods indicated, the dividends paid and high and low sales prices per share of our Class A common stock as reported by the NYSE.

	High	Low	Dividends
2005
First quarter	$75.75	$68.50	$0.32
Second quarter	80.01	63.69	0.32
Third quarter	68.49	62.31	0.32
Fourth quarter	68.00	63.40	0.32
2006
First quarter	$70.50	$61.25	$0.32
Second quarter	72.85	65.69	0.32
Third quarter	71.11	65.67	0.32
Fourth quarter	76.00	65.50	0.32
2007
First quarter	$96.00	$76.00	$0.32
Second quarter (through June 11, 2007)	105.00	89.00	0.32	(1)

(1)
Declared and to be paid to holders of record as of May 31, 2007.

        On June 11, 2007, the closing price of our Class A common stock on the NYSE was $89.00 per share. There were approximately 28 holders of record of our Class A common stock as of June 1, 2007.

Exchangeable Class A Shares

        The following table sets forth, for the periods indicated, the dividends paid and high and low sales prices per share of our Exchangeable Class A shares as reported by the Toronto Stock Exchange.

	High	Low	Dividends
2005
First quarter	CAD 92.99	CAD 84.45	$0.32
Second quarter	98.09	75.68	0.32
Third quarter	80.16	76.11	0.32
Fourth quarter	80.90	74.93	0.32
2006
First quarter	CAD 79.53	CAD 70.17	$0.32
Second quarter	77.90	74.49	0.32
Third quarter	77.45	75.00	0.32
Fourth quarter	88.99	75.64	0.32
2007
First quarter	CAD 110.00	CAD 91.00	$0.32
Second quarter (through June 8, 2007)	110.00	96.50	0.32	(1)

(1)
Declared and to be paid to holders of record as of May 31, 2007.

        On June 8, 2007, the closing price of our Exchangeable Class A shares on the Toronto Stock Exchange was CAD 97.16 per share. There were approximately 308 holders of record of our Exchangeable Class A shares as of June 1, 2007.

Exchangeable Class B Shares

        The following table sets forth, for the periods indicated, the dividends paid and high and low sales prices per share of our Exchangeable Class B shares as reported by the Toronto Stock Exchange.

	High	Low	Dividends
2005
First quarter	CAD 93.25	CAD 82.50	$0.32
Second quarter	98.28	71.94	0.32
Third quarter	81.91	73.42	0.32
Fourth quarter	80.80	71.05	0.32
2006
First quarter	CAD 82.49	CAD 69.66	$0.32
Second quarter	83.30	71.00	0.32
Third quarter	81.00	73.23	0.32
Fourth quarter	89.35	72.51	0.32
2007
First quarter	CAD 109.92	CAD 88.01	$0.32
Second quarter (through June 11, 2007)	110.01	92.30	0.32	(1)

(1)
Declared and to be paid to holders of record as of May 31, 2007.

        On June 11, 2007, the closing price of our Exchangeable Class B shares on the Toronto Stock Exchange was CAD 93.20 per share. There were approximately 3,175 holders of record of our Exchangeable Class B shares as of June 1, 2007.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents, investments in marketable securities and capitalization as of April 1, 2007 (1) on an actual basis; and (2) as adjusted to give effect to our sale of the notes pursuant to this offering, our application of the net proceeds of this offering, after deducting the underwriters' discounts and commissions and estimated offering expenses payable by us, as described under "Use of Proceeds," and the consummation of the Tender Offer (assuming it is fully subscribed).

        This table should be read in conjunction with "Use of Proceeds" and "Summary Historical Consolidated Financial Data" in this prospectus and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of April 1, 2007
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents and investments in marketable securities	$119,364	$49,364	(1)

Short-term borrowings and current portion of long-term debt:
Short-term borrowings	25,576	25,576
Senior Credit Facility	56,210	56,210
Current portion of Other Notes Payable	4,008	4,008

Total short-term borrowings and current portion of long-term debt	85,794	85,794

Long-term debt:
6 3/8% Senior Notes due 2012	848,714	399,640
Commercial Paper	—	—
Senior Credit Facility	—	—
4.85% Senior Notes due 2010	300,000	300,000
5.00% Senior Notes due 2015 (2)	778,246	778,246
2.5% Senior Convertible Notes due 2013 offered hereby	—	500,000
Other Notes Payable	212,875	212,875

Total long-term debt	2,139,835	2,190,761

Stockholders' equity:
Capital stock:
Preferred stock, non-voting, no par value (authorized: 25,000,000 shares; none issued)	—	—
Class A common stock, voting, $0.01 par value (authorized: 500,000,000 shares; issued and outstanding: 1,337,386 shares)	13	13
Class B common stock, non-voting, $0.01 par value (authorized: 500,000,000 shares; issued and outstanding: 70,364,218 shares)	704	704
Class A exchangeable shares (issued and outstanding: 1,657,112 shares)	124,698	124,698
Class B exchangeable shares (issued and outstanding: 15,930,914 shares)	1,198,805	1,198,805

Total capital stock	1,324,220	1,324,220
Paid-in capital	2,669,628	2,661,851
Retained earnings	1,544,014	1,544,014
Accumulated other comprehensive income	383,440	383,440

Total stockholders' equity	5,921,302	5,913,525

Total capitalization	$8,146,931	$8,190,080

(1)
Adjustments to this item reflect our current estimate of the total payments we will be required to make in the Tender Offer, assuming that it is fully subscribed. The Tender Offer is currently pending and it is not yet known what principal amount of the CBC notes will be tendered or whether the Tender Offer will be successfully completed. In addition, the actual cost of the Tender Offer, if it is successful, is not known at this time because it depends on the amount of CBC notes tendered, whether the current timing for the Tender Offer changes and the yield borne by the reference US Treasury security used in the pricing of the Tender Offer at the time the price for the Tender Offer is fixed. In particular, the cost of the CBC tender will increase if the yield of the reference US Treasury security declines and decrease if that yield increases. The cost of the

  Tender Offer has been estimated on the basis of assumptions that (1) the full amount tendered for in the Tender Offer will be tendered, (2) the timing for the Tender Offer will not change and (3) the reference security used in pricing the Tender Offer will bear the same yield on the date the price for the Tender Offer is fixed as it bore on June 8, 2007. These assumptions are made for illustrative purposes only and actual conditions will likely differ from these assumptions.

(2)
Converted from Canadian dollars to USD at an exchange rate of CAD 1.154 per USD 1.00.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANT

        Concurrently with the pricing of the notes, we intend to enter into privately-negotiated convertible note hedge transactions with respect to our Class B common stock (the "purchased call options") with affiliates of certain of the underwriters (the "counterparties"). The purchased call options will cover, subject to customary anti-dilution adjustments substantially identical to those in the notes, approximately 4.6 million shares of our Class B common stock. Separately and concurrently with entering into the purchased call options, we also intend to enter into warrant transactions with the counterparties with respect to our Class B common stock, whereby we will sell to the counterparties a warrant to acquire, subject to customary anti-dilution adjustments, approximately 4.6 million shares of our Class B common stock (the "sold warrants"). The sold warrants expire after the purchased call options. If the underwriters exercise their over-allotment option to purchase additional notes, we expect to amend the purchased call options and the sold warrant transactions to increase the shares underlying each such transaction by an amount equal to the number of shares initially issuable upon conversion of the additional notes, subject to certain exceptions.

        The purchased call options and sold warrants are separate transactions, each entered into by us with the counterparties, are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants.

        The purchased call options are expected to reduce the potential dilution to our Class B common stock upon any conversion of the notes in the event that the market value per share of our Class B common stock, as measured under the purchased call option, at the time of exercise is greater than the strike price of the purchased call option, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of our Class B common stock exceeds the strike price of the sold warrants when the sold warrants are exercised, we will be required to issue shares of our Class B common stock to the counterparties, and those issuances will have a dilutive effect on our earnings per share.

        For a discussion of hedging arrangements that may be entered into in connection with these purchased call option and sold warrants, see "Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge and warrant option transactions may affect the value of the notes and the trading price of our Class B common stock."

DESCRIPTION OF THE NOTES

        We will issue the notes under an indenture, to be dated as of the date we consummate the offer, among us, the subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a first supplemental indenture, also dated as of the date we consummate the offer, among the same parties (together, the "indenture").

        The following summarizes some, but not all, of the provisions of the notes and the indenture. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under "Where You Can Find More Information."

        In this section entitled "Description of the Notes," when we refer to "Molson Coors," "we," "our" or "us," we are referring to Molson Coors Brewing Company and not any of its subsidiaries.

General

        We will issue $500,000,000 (or $575,000,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of notes. The notes will be convertible into cash and Class B common stock, if any, as described under "—Conversion of Notes." They will be issued only in denominations of $1,000 and in multiples of $1,000. The notes will be fully and unconditionally guaranteed on a joint and several basis by certain of our existing and future subsidiaries, the subsidiary guarantors. The notes will mature on July 30, 2013, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option prior to maturity.

        The notes and the guarantees will be our and the subsidiary guarantors' respective senior unsecured obligations. The notes will rank pari passu with all of our and the subsidiary guarantors' respective other senior unsecured debt and senior to any subordinated debt that we or the subsidiary guarantors, respectively, may incur. The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries that are not subsidiary guarantors. In addition, the notes and the guarantees will be effectively subordinated to any secured debt that we or the subsidiary guarantors, respectively, may incur. See "Risk Factors—Risks Relating to the Notes—Although the notes are referred to as 'senior notes,' the notes are effectively subordinated to any liabilities of our subsidiaries that are not subsidiary guarantors and the rights of our existing and future secured creditors."

        Neither we nor our subsidiaries, including the subsidiary guarantors, are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Molson Coors or a termination in the trading of our Class B common stock, except to the extent described under "—Purchase of Notes at Your Option Upon a Fundamental Change" and "—Conversion of Notes—Conversion Upon Specified Corporate Transactions."

        We will pay interest on the notes at a rate of 2.5% per annum, payable semi-annually in arrears on January 30 and July 30 of each year, or if any such day is not a business day, the immediately following business day (each, an "interest payment date"), commencing July 30, 2007, to holders of record at the close of business on the preceding January 15 and July 15, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of and subject to the conditions of the indenture. A "business day" is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

        We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        We will maintain an office in the City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Guarantees

        The notes will be jointly and severally guaranteed on a full and unconditional senior unsecured basis by each of the subsidiary guarantors (all of which are wholly owned directly or indirectly by us). Each subsidiary guarantor will fully and unconditionally guarantee the payment of all of the principal of, and interest on, the notes when due, whether at maturity or otherwise. Each subsidiary guaranty will be limited as necessary to prevent such subsidiary guaranty from being rendered voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

        The subsidiary guarantors will initially be the same entities that have guaranteed the Molson Coors Capital Finance ULC 4.85% Senior Notes due 2010 (US$300,000,000 aggregate principal amount outstanding), the Molson Coors Capital Finance ULC 5.00% notes due 2015 (CDN$900,000,000 aggregate principal amount outstanding) and the Coors Brewing Company 6.375% fixed rate senior notes due 2012 (US$850,000,000 aggregate principal amount outstanding). In addition, we will cause each of our subsidiaries that guarantees certain senior debt of ours after the first original issue date of the notes to execute and deliver to the trustee a guaranty pursuant to which such subsidiary will guarantee payment of the notes on the same terms and conditions as the original guarantees from the initial subsidiary guarantors. Certain information regarding the current subsidiary guarantors is found in Note 12 to the financial statements contained in our Quarterly Report on Form 10-Q for the period ended April 1, 2007 and Note 22 to the financial statements contained in our Annual Report on Form 10-K for the period ended December 31, 2006.

        A subsidiary guarantor will be released and relieved from all its obligations under its subsidiary guaranty in the following circumstances, each of which is permitted by the indenture:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such subsidiary guarantor (other than to us or any of our affiliates);

  (2)
  upon the sale or disposition of all or substantially all the assets of such subsidiary guarantor (other than to us or any of our affiliates); or

  (3)
  if at any time when no default has occurred and is continuing with respect to the notes, such subsidiary guarantor no longer guarantees any other debt of ours or any other subsidiary guarantor.

        Any subsidiary guarantor that makes a payment under its guaranty will be entitled to a contribution from each other subsidiary guarantor in an amount equal to such other subsidiary guarantor's pro rata portion of such payment based on the respective net assets of all the subsidiary guarantors at the time of such payment, determined in accordance with U.S. generally accepted accounting principles.

Conversion of Notes

    General

        Holders may surrender notes for conversion at any time prior to the close of business on January 30, 2013, and receive the consideration described below under "—Payment Upon Conversion," only if any of the following conditions is satisfied:

  •
  during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes, if the closing sale price of our Class B common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that last trading day;

  •
  during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 95% of the closing sale price of our Class B common stock on such date multiplied by the then current conversion rate; or

  •
  if we make certain significant distributions to holders of our Class B common stock, we enter into specified corporate transactions or our Class B common stock is not approved for listing on the New York Stock Exchange and is not listed for trading on another U.S. national securities exchange.

We describe each of these conditions in greater detail below.

        However, after January 30, 2013, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

        Upon conversion of a note, a holder will not receive any cash payment of interest (unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our Class B common stock into which the note is convertible will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

        Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

    Conversion Upon Satisfaction of Market Price Condition

        Holders may surrender notes for conversion during any calendar quarter (and only during such calendar quarter) commencing after the date of original issuance of the notes if the closing sale price (as defined below) of our Class B common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 130% of the conversion price of the notes in effect on that last trading day.

        The "closing sale price" of our Class B common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class B common stock is traded or, if our Class B common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

        A "trading day" means a day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our Class B common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class B common stock is then listed is open for trading or, if our Class B common stock is not so listed, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        A "market disruption event" means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our Class B common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our Class B common stock or in any options, contracts or future contracts relating to our Class B common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

    Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

        If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 95% of the closing sale price of our Class B common stock on such date multiplied by the then current conversion rate, as determined following a request in accordance with the procedures described below, a holder may surrender notes for conversion at any time during the following 10 trading days.

        Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee, acting at the request of one or more holders of notes holding in the aggregate at least $5,000,000 in principal amount of the notes, provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 95% of the product of the then current conversion rate times the closing sale price of our Class B common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive four trading days.

        The term "trading price" means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes on such date of determination will be deemed to be less than 95% of the conversion value.

        The five dates of determination within any five consecutive trading-day period referred to above will not include (i) any day on which there is a market disruption event (as defined above under "—Conversion Upon Satisfaction of Market Price Condition") or (ii) any day on which the New York Stock Exchange, or, if our Class B common stock is not listed on the New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class B common stock is then listed is not open for trading. Because such days will be disregarded, the occurrence of any such event would lengthen the period of time over which the five consecutive trading-day period would occur and the measurements described above would be made.

    Conversion Upon Specified Corporate Transactions

        If we elect to distribute to all or substantially all holders of our Class B common stock:

  •
  any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our Class B common stock at less than the current market price (as defined in the indenture) on the date of declaration for such issuance, or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under "—Conversion Price Adjustments"), which distribution, together with all other such distributions within the preceding twelve months, has a per share value as determined in good faith by our board of directors exceeding 10% of the current market price of our Class B common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the "ex" date (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the "ex" date or our announcement that such distribution will not take place.

        In addition, a holder may surrender notes for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of any fundamental change (as defined under "—Purchase of Notes at Your Option Upon a Fundamental Change") until the close of business on the second scheduled trading day prior to the 30th business day after the occurrence of such fundamental change (or until the date on which we announce that such fundamental change will not take place). Alternatively, the holder may require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under "—Purchase of Notes at Your Option Upon a Fundamental Change." To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 days nor less than 40 days prior to the anticipated effective date.

        Holders will also have the right to surrender notes for conversion if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not also constitute a fundamental change (a "transforming transaction"), in each case pursuant to which our Class B common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the date which is 40 days prior to the anticipated effective date of such transaction and ending on the 15th day following the effective date of such transaction. We will notify holders at least 40 days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to purchase their notes as set forth below under "—Purchase of Notes at Your Option Upon a Fundamental Change."

    Conversion after January 30, 2013

        After January 30, 2013 and on or prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in "—Conversion Upon Satisfaction of Market Price Condition," "—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes," or "—Conversion Upon Specified Corporate Transactions" has been satisfied.

    Payment Upon Conversion

        Each $1,000 principal amount of notes surrendered on or prior to the 30th scheduled trading day prior to the stated maturity date will be converted into cash and shares of our Class B common stock, if any, based on an amount, which we refer to as the "daily conversion value," calculated for each of the 25 trading days beginning on the third trading day immediately following the conversion date (or, in the case of notes surrendered for conversion after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the trading day following the maturity date), which we refer to as the "conversion period." The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-twenty-fifth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our Class B common stock (or, if applicable, the reference property, as defined below under "—Conversion Price Adjustments") on that day.

        For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the 30th scheduled trading day prior to the stated maturity date, we will deliver for each trading day during the conversion period:

          (1)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $40.00, (a) a cash payment of $40.00 and (b) the remaining daily conversion value, which we refer to as the "daily net share settlement value," in shares of our Class B common stock (subject to our right to deliver cash in lieu of all or a portion of those shares as described below); or

          (2)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $40.00, a cash payment equal to the daily conversion value.

We refer to the total of the daily net share settlement values for the 25 trading days within the conversion period as the "residual amount."

        We may elect to deliver cash (rather than shares of Class B common stock) in respect of some or all of the residual amount for any notes that are converted by notifying the converting holder and the trustee of our intention to deliver cash on or before the close of business on the second trading day following the applicable conversion date. We will be required to make a single election for all notes for which the conversion date is on or after the 30th scheduled trading day preceding the maturity date and to announce that election on or before the close of business on the trading day immediately preceding such 30th scheduled trading day by providing notice to the holders of the notes and the trustee, issuing a press release containing the relevant information and making this information available on our website.

        If we do not elect cash settlement of some or all of the residual amount for notes that are converted, we will settle 100% of the residual amount for those notes with shares of our Class B common stock. We will determine the number of shares of Class B common stock to be delivered in respect of the daily net share settlement value for each trading day within the conversion period for any notes that are converted by dividing the daily net share settlement value by the "volume weighted average price" (as defined below) of our Class B common stock for that trading day.

        If we do elect cash settlement of some or all of the residual amount for notes that are converted, we will deliver in respect of each trading day in the applicable conversion period:

  •
  cash in an amount equal to the product of: (1) the cash percentage and (2) the daily net share settlement value; and

  •
  a number of shares of our Class B common stock equal to the product of (1) 100% minus the cash percentage times (2) the daily net share settlement value for the trading day divided by the daily volume weighted average price (as defined below) of our Class B common stock on such trading day.

        If a holder surrenders a note for conversion at any time after the 30th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding the maturity date:

  •
  the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date,

  •
  the conversion period for such note will commence on the trading day immediately after the maturity date,

  •
  we will deliver $1,000 to the converting holder on the maturity date for each $1,000 principal amount note surrendered, and

  •
  we will deliver the residual amount, if any, to the converting holder on the third business day following the last day of the conversion period.

        The conversion rate with respect to a note is initially approximately 9.1316 shares of our Class B common stock. The conversion rate of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under "—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate. The initial conversion price for each $1,000 aggregate principal amount of notes is $109.51 per share of our Class B common stock.

        No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our Class B common stock will receive a number of shares of our Class B common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our Class B common stock on the last trading day of the conversion period.

        If:

            (i)  shares of our Class B common stock are deliverable in respect of a trading day within the applicable conversion period, and

           (ii)  an adjustment to the conversion rate occurs after such trading day and prior to the date on which the holder of the converted notes becomes a record holder in respect of the deliverable shares, we will adjust the number of shares that we deliver to that holder in respect of the relevant trading day in the same manner that the conversion rate has been adjusted.

        For purposes of this section, "—Payment Upon Conversion," "volume weighted average price" per share of our Class B common stock (or, if applicable, reference property) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our Class B common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading "Bloomberg VWAP" on Bloomberg page TAP.N <equity> AQR or any successor thereto (or the equivalent Bloomberg Page for any security constituting a portion of the reference property), or if such volume weighted average price is not available (or the reference property in question is not a security), our board of directors' reasonable, good faith estimate of the volume weighted average price of the shares of our Class B common stock, or other reference property, on such trading day.

        We will deliver the cash and any shares of our Class B common stock (including cash in lieu of fractional shares) deliverable upon conversion of the notes three business days after the last trading day in the applicable conversion period, through the conversion agent. If a holder surrenders a note for conversion in connection with a qualifying fundamental change (as described under "—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change"), however, we will deliver the portion of the conversion consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

  •
  the date the holder surrenders the note for conversion;

  •
  the last trading day in the applicable conversion period; and

  •
  the effective date of the qualifying fundamental change.

        As a result, holders converting in connection with a qualifying fundamental change may receive conversion consideration in two payments rather than one.

        Generally, the conversion date will be the date on which the notes and all of the items required for conversion shall have been delivered as described under "—Conversion Procedures" below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day. However, as described above, if a holder surrenders for conversion a note at any time after the 30th scheduled trading day prior to its stated maturity, the conversion date will be deemed to be the business day immediately preceding the note's stated maturity date. Even if conversion consideration is delivered after the stated maturity date of the notes, we will make any required adjustments to the conversion price (as described under "—Conversion Price Adjustments") through the date on which conversion consideration is delivered (and will not cease those adjustments upon the notes' maturity).

        Our restated certificate of incorporation limits the number of shares of our Class B common stock that we may issue without a vote of our Class A stockholders. As a result, notwithstanding anything to the contrary contained herein, the aggregate number of shares of our Class B common stock issuable (i) in connection with any election to settle some or all of the residual amount for any notes that are converted into shares of our Class B common stock and (ii) in connection with the issuance of shares of our Class B common stock pursuant to the sold warrants, cannot exceed the lesser of (a) 19.99% of the number of shares of our Class B common stock outstanding on the date we consummate this offering or (b) 19.99% of the number of shares of our Class B common stock outstanding on the date such shares of our Class B common stock are to be issued (the "Share Cap").

        Under the terms of the indenture, we will agree, without first obtaining the approval of our Class A stockholders for the issuance of the required shares of our Class B common stock in excess of the Share Cap, not to take any action or engage in any transaction that would require an adjustment to the conversion price as described below under "—Conversion Price Adjustments" or an adjustment to the conversion rate as described below under "—Adjustment of Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change" in either case to the extent that such action or transaction would result in the number of shares of our Class B common stock becoming issuable under the terms of the notes and the sold warrants, taken together, to exceed the Share Cap.

    Conversion Price Adjustments

        The conversion price will be adjusted:

          (1)   upon the issuance of shares of our Class B common stock as a dividend or distribution on shares of our Class B common stock;

          (2)   upon the subdivision or combination of our outstanding Class B common stock;

          (3)   upon the issuance to all or substantially all holders of our Class B common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our Class B common stock, or securities convertible into our Class B common stock, at a price per share or a conversion price per share less than the current market price per share on the trading day immediately preceding the "ex" date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;

          (4)   upon the distribution to all or substantially all holders of our Class B common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

    •
    dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

    •
    dividends or distributions exclusively in cash referred to in clause (5) below; and

    •
    distribution of rights to all or substantially all holders of Class B common stock pursuant to an adoption of a shareholder rights plan;

          (5)   upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our Class B common stock (other than (x) distributions described in clause (6) below, (y) any dividend or distribution in connection with our liquidation, dissolution or winding up or (z) any regular quarterly cash dividend on our Class B common stock to the extent that the aggregate amount of such cash dividend per share of our Class B common stock does not exceed the dividend threshold amount (subject to adjustment, as indicated below)), in which event the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect on the trading day immediately preceding the "ex" date with respect to the cash distribution or dividend by a fraction,

            (a)   the numerator of which will be the closing sale price of a share of our Class B common stock as of the trading day immediately preceding the "ex" date with respect to the dividend or distribution less the dividend adjustment amount, and

            (b)   the denominator of which will be the closing sale price of a share of our Class B common stock as of the trading day immediately preceding the "ex" date with respect to the dividend or distribution; and

          (6)   upon the purchase of our Class B common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our Class B common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the "expiration date," in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

            (a)   the numerator of which will be the product of the number of shares of our Class B common stock outstanding (including tendered shares but excluding any shares held by us in treasury) immediately before the last time tenders may be made pursuant to the tender offer, which we refer to as the "expiration time," multiplied by the current market price per share of our Class B common stock on the trading day next succeeding the expiration date; and

            (b)   the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the "purchased shares," and (y) the product of the number of shares of our Class B common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) immediately after the expiration time and the current market price per share of our Class B common stock on the trading day next succeeding the expiration date.

        The term "current market price" means, with respect to any date of determination, the closing sale price of our Class B common stock on the date of determination. For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the Class B common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        The term "dividend adjustment amount" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our Class B common stock less the dividend threshold amount.

        The term "dividend threshold amount" means $0.32 per share of Class B common stock per quarter in the case of regular cash dividends, adjusted in a manner proportional to adjustments made to the conversion price other than pursuant to clause (5) or (6) above and to account for any change in the frequency of payment of our regular cash dividend, and $0.00 in all other cases.

        To the extent that we have a rights plan in effect upon conversion of the notes into Class B common stock, you will receive, in addition to the Class B common stock, the rights under the rights plan, whether or not the rights have separated from the Class B common stock at the time of conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our Class B common stock;

  •
  a consolidation, merger or combination involving Molson Coors; or

  •
  a sale or conveyance to another person of the property and assets of Molson Coors as an entirety or substantially as an entirety,

in which holders of our outstanding Class B common stock would be entitled to receive stock, other securities, other property, assets or cash for their Class B common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the residual amount, the same type of consideration received by Class B common stock holders immediately following one of these types of events (the "reference property"). Throughout this section ("—Conversion of Notes"), if the Class B common stock has been replaced by reference property in connection with a fundamental change or transforming transaction, references to the Class B common stock are intended to refer to such reference property.

        In the event that holders of our Class B common stock have the opportunity to elect the form of consideration to be received in any transaction described in the preceding paragraph, the reference property that will replace any Class B common stock that would otherwise be deliverable upon conversion of the notes will be determined based on the weighted average of the kind and amount of consideration received by the holders of our Class B common stock that affirmatively make such an election. The determination of the reference property will apply to all of the notes and we will notify the trustee of the composition of the reference property promptly after it is determined.

        We are permitted (subject to the rules of any stock exchange on which the Class B common stock is then listed) to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our Class B common stock in connection with a dividend or distribution of stock or similar event.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material U.S. Federal Income Tax Considerations" below for a relevant discussion.

        Notwithstanding anything in this section "—Conversion Price Adjustments" to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion price will not be adjusted for the issuance of our Class B common stock or any securities convertible into or exchangeable for our Class B common stock or carrying the right to purchase our Class B common stock or any such security. No adjustment to the conversion price need be made for a given transaction if holders of the notes will participate in that transaction without conversion of the notes.

        We will not take any action that would result in an adjustment pursuant to the provisions described in this subsection ("—Conversion Price Adjustments") without complying with the rules of any stock exchange on which the Class B common stock is then listed (including, if applicable, New York Stock Exchange rules requiring stockholder approval of certain issuances of stock).

    Conversion Procedures

        Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our Class B common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

        The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our Class B common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of Class B common stock upon conversion of notes.

        If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under "—Purchase of Notes at Your Option Upon a Fundamental Change." If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the second scheduled trading day before such fundamental change purchase date unless we default in the payment of the purchase price, in which case your withdrawal (and conversion) right will terminate at the close of business on the date the default is cured and the notes are purchased.

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change

        If a qualifying fundamental change occurs prior to maturity, upon the conversion of the notes as described above under "—Conversion of Notes—Conversion Upon Specified Corporate Transactions," the conversion rate will be increased by an additional number of shares of Class B common stock (these shares being referred to as the "additional shares") as described below. We will notify holders of the anticipated effective date of such qualifying fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such qualifying fundamental change.

        A "qualifying fundamental change" is any "change in control" included in the first, second or third bullet of the definition of that term below under "—Purchase of Notes at Your Option Upon a Fundamental Change." A merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a change in control will not constitute a qualifying fundamental change if at least 90% of the consideration paid for our Class B common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

        The number of additional shares by which the conversion rate will be increased for conversions during the conversion period applicable to a qualifying fundamental change will be determined by reference to the table below, based on the date on which the qualifying fundamental change occurs or becomes effective, which we refer to as the effective date, and (1) the price paid per share of our Class B common stock in the change in control, in the case of a qualifying fundamental change described in the third bullet of the definition of change in control, or (2) the average of the last reported sale prices of our Class B common stock over the five trading-day period ending on the trading day preceding the effective date of such other qualifying fundamental change, which we refer to as the stock price, in the case of any other qualifying fundamental change. If holders of our Class B common stock receive only cash in the case of a qualifying fundamental change described in the third bullet under the definition of change in control, the stock price shall be the cash amount paid per share.

        The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under "—Conversion of Notes—Conversion Price Adjustments." The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price as so adjusted and the denominator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment. The number of additional shares will be adjusted by the inverse of the adjustment factor applied to the conversion price as set forth under—Conversion of Notes—Conversion Price Adjustments" above.

        The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be added per $1,000 principal amount of notes.

	Stock Price
Effective Date
	$87.61	$88	$89	$90	$95	$100	$105	$110	$115	$120	$125	$150	$175	$200	$300
June 15, 2007	2.28	2.26	2.19	2.12	1.83	1.58	1.37	1.19	1.03	0.89	0.77	0.37	0.16	0.06	0.00
July 30, 2008	2.28	2.28	2.21	2.14	1.83	1.57	1.35	1.16	1.00	0.86	0.74	0.34	0.14	0.04	0.00
July 30, 2009	2.28	2.28	2.22	2.14	1.82	1.55	1.32	1.12	0.96	0.81	0.69	0.30	0.12	0.03	0.00
July 30, 2010	2.28	2.28	2.20	2.12	1.78	1.49	1.25	1.05	0.88	0.74	0.62	0.24	0.08	0.01	0.00
July 30, 2011	2.28	2.25	2.16	2.08	1.70	1.40	1.14	0.93	0.76	0.62	0.50	0.17	0.04	0.00	0.00
July 30, 2012	2.21	2.17	2.08	1.98	1.56	1.21	0.94	0.72	0.55	0.41	0.31	0.06	0.00	0.00	0.00
July 30, 2013	2.28	2.23	2.10	1.98	1.39	0.87	0.39	0.03	0.00	0.00	0.00	0.00	0.00	0.00	0.00

        The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $87.61 on June 11, 2007 and an initial conversion price of $109.51.

        Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than 11.4116 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under "—Conversion of Notes—Conversion Price Adjustments" above, by the inverse of the adjustment factor applied to the conversion price under that section.

        The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

  •
  between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

  •
  in excess of $300 per share (subject to adjustment), no increase in the conversion rate will be made; and

  •
  less than $87.61 per share (subject to adjustment), no increase in the conversion rate will be made.

        Because we cannot calculate and deliver the additional conversion consideration due solely as a result of an increase in the conversion rate resulting from a given qualifying fundamental change until after the effective date of that qualifying fundamental change has occurred, we will not deliver such additional conversion consideration until after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of other conversion consideration occurs earlier. As a result, you may receive conversion consideration in two payments rather than one.

        If you surrender a note for conversion in connection with a qualifying fundamental change we have announced, but the qualifying fundamental change is not consummated, then you will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Purchase of Notes at Your Option Upon a Fundamental Change

        If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the "fundamental change purchase date," at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

  •
  information about, and the terms and conditions of, the fundamental change, including the amount of additional shares that are deliverable, if any;

  •
  information about the holders' right to convert the notes;

  •
  information about the holders' right to require us to purchase the notes;

  •
  the fundamental change purchase date;

  •
  the procedures required for exercise of the purchase option upon the fundamental change; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second scheduled trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second scheduled trading day prior to the fundamental change purchase date.

        Neither we nor the trustee will be required to exchange or register a transfer of any notes in respect of which a written notice of an exercise of this purchase right has been delivered and not withdrawn, except, in the case of a purchase of a note in part, the portion thereof not to be purchased.

        The term "fundamental change" means the occurrence of a change in control or a termination of trading.

        A "change in control" will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" (other than the "permitted parties") is or becomes the "beneficial owner," directly or indirectly, of shares of our "voting stock" representing 50% or more of the total voting power of all outstanding classes of our "voting stock" or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of 80% or more of the Class B common stock then outstanding;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our "voting stock" immediately prior to such transaction "beneficially own," directly or indirectly, shares of our

    "voting stock" representing at least a majority of the total voting power of all outstanding classes of "voting stock" of the surviving or transferee person;

  •
  a majority of the members of our board of directors are not "continuing directors"; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Molson Coors (whether or not otherwise in compliance with the indenture).

        However, notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes as a result of any transaction described in the third clause above, and we will not be required to deliver the fundamental change notice incidental thereto, if at least 90% of the consideration paid for our Class B common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition otherwise constituting a change in control consists of shares of common stock traded on the New York Stock Exchange or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(I) under the Exchange Act, or any successor provision;

  •
  "permitted party" means any of the Coors family group beneficiaries or the Molson family group beneficiaries;

  •
  "Coors family group beneficiaries" has the meaning given to it in the indenture, and includes the Adolph Coors, Jr. Trust dated September 12, 1969, descendents of the late Adolph Coors and certain family members of those descendants, as well as trusts and estates related to those individuals and certain entities affiliated with or controlled by them;

  •
  "Molson family group beneficiaries" has the meaning given to it in the indenture, and includes Pentland Securities (1981) Inc., descendents of the late Thomas H.P. Molson and certain family members of those descendants, as well as trusts and estates related to those individuals and certain entities affiliated with or controlled by them;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d -3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "continuing directors" means, as of any date of determination, any member of our board of directors who

  •
  was a member of such board of directors on the date of the original issuance of the notes, or

  •
  was nominated for election by the nominating committee or a nominating subcommittee in accordance with our restated certificate of incorporation or was elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" of any entity means the class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote generally on matters to be decided by the stockholders (or other owners) of such entity, which, for the avoidance of doubt, in the case of the company as of the date hereof consists of the Class A common stock and the Special Class A voting stock, taken together.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        A "termination of trading" means that our Class B common stock or other securities into which the notes are convertible are not approved for listing on the New York Stock Exchange and are not listed for trading on another U.S. national securities exchange.

        In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

        No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change.

        This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        If a fundamental change were to occur, we may not have, and may not have the ability to raise, the funds necessary to repurchase the notes at that time as required by the indenture governing the notes. In addition, restrictions in our then-existing credit facilities or other indebtedness might not allow us to repurchase the notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes, which could constitute an event of default under our other indebtedness then outstanding, if any.

Events of Default

        Each of the following will constitute an event of default under the indenture:

          (1)   default in the payment of any installment of interest on any notes for 30 days after becoming due;

          (2)   failure to pay the cash and shares of Class B common stock (if any) upon conversion of any note (including any consideration deliverable as a result of an increase in the conversion rate upon a qualifying fundamental change) within the time period required by the indenture;

          (3)   default in the payment of principal on any notes when due;

          (4)   failure to pay the purchase price of any note when due;

          (5)   failure to provide timely notice of a fundamental change;

          (6)   default in the performance of any other covenant in the notes or in the indenture continuing for 90 days after notice as provided below;

          (7)   if payment of any of our indebtedness or the indebtedness of any subsidiary guarantor or any of our significant subsidiaries in an outstanding principal amount exceeding $50,000,000 is accelerated as a result of the failure to perform any covenant or agreement applicable to such indebtedness which acceleration is not rescinded or annulled within 60 days after written notice thereof or is not paid when otherwise due after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; and

          (8)   certain events of bankruptcy, insolvency or reorganization with respect to us.

        If an event of default, other than an event of default described in clause (8) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (8) above occurs, the principal amount of the notes will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Notwithstanding the foregoing, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as set forth in the indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for the 60 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the aggregate principal amount of the notes to, and including the 60th day following the occurrence of such event of default and at an annual rate of 0.50% of the aggregate principal amount of the notes from and including the 61st day following the occurrence of such event of default. In no event will additional interest under this provision accrue at a rate exceeding 0.50% per annum. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. The additional interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations described above first occurs to, but not including, the 365th day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). If the event of default is continuing on the 365th day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default. References to interest on the notes in this prospectus supplement are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Molson Coors, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        The indenture provides that we, the subsidiary guarantors and the trustee may enter into supplemental indentures without the consent of the holders of the notes to:

  •
  add guarantees, including to evidence the assumption by a successor corporation of our obligations or those of a subsidiary guarantor;

  •
  add covenants for the protection of the holders of the notes;

  •
  add any additional events of default;

  •
  cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not adversely affect the rights of any holder;

  •
  make any change to the indenture that does not adversely affect the rights of any holder of the notes (provided that any amendment or supplement that is made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained in this prospectus supplement will be deemed not to adversely affect the rights of any note holder);

  •
  secure the notes; and

  •
  evidence the acceptance of appointment by a successor trustee.

        The indenture also contains provisions permitting us, the subsidiary guarantors and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the notes (in each case, except as provided below).

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal or any interest amounts on any note when due;

  •
  we fail to deliver the cash and shares of common stock (if any) owing upon conversion of any note (including any additional shares) within the time period required by the indenture; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        Notwithstanding anything above, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any interest amounts on, the notes;

  •
  reduce the principal amount of or interest amounts on the notes;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the notes;

  •
  change the currency of payment of principal of, or interest amounts on, the notes;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

  •
  modify the provisions with respect to the purchase rights of the holders as described above under "—Purchase of Notes at Your Option Upon a Fundamental Change" in a manner adverse to holders of notes;

  •
  adversely affect the right of holders to convert notes;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

Consolidation, Merger and Sale of Assets

        The indenture provides that neither we nor, unless otherwise permitted pursuant to the second to last paragraph under "—Guarantees" above, any subsidiary guarantor may merge or sell, convey, transfer or lease all or substantially all of its assets unless:

  •
  the successor is organized under the laws of the United States of America or any state thereof,

  •
  the successor assumes our obligations or the obligations of such subsidiary guarantor, as the case may be, with respect to the notes or the related guaranty, as applicable, and under the indenture,

  •
  after giving effect to such transaction, no default under the indenture will have occurred and be continuing and

  •
  other conditions specified in the indenture are satisfied.

When all of our obligations under the indenture and notes are assumed by a successor under the provisions described in the preceding paragraph our obligations under the indenture will terminate, unless that assumption results from a lease of our assets.

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding notes on the date of their scheduled maturity; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of notes in accordance with the terms of the indenture.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

        We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our Class B common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

No Personal Liability of Stockholders, Employees, Officers or Directors

        None of our, or of any successor entity's, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

Concerning the Trustee

        Deutsche Bank Trust Company Americas has agreed to serve as the trustee under the indenture. The trustee is an affiliate of one of the underwriters and will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as "certificated securities," will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

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  a limited purpose trust company organized under the laws of the State of New York;

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  a member of the Federal Reserve System;

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  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, referred to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into Class B common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest amounts on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock summarizes general terms and provisions that apply to the capital stock. Because this is only a summary, it does not contain all of the information that may be important to you. You should also carefully review our restated certificate of incorporation and amended and restated bylaws, which are on file with the SEC. See "Available Information and Incorporation by Reference."

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B common stock, par value $0.01 per share; (iii) one share of Special Class A voting stock, par value $0.01 per share; (iv) one share of Special Class B voting stock, par value $0.01 per share, and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share. As of June 1, 2007, the following number of shares of the Company's stock were outstanding: 1,337,386 shares of Class A common stock, 71,563,691 shares of Class B common stock, one share of Special Class A voting stock, one share of Special Class B voting stock, and no shares of Preferred Stock.

Our Common Stock

    Dividends

        Subject to the rights of the holders of any series of Preferred Stock, Class A common stockholders are entitled to receive, from legally available funds, dividends when and as declared by our board of directors, except that so long as any shares of Class B common stock are outstanding, no dividend will be declared or paid on the Class A common stock unless at the same time a dividend in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the dividend declared or paid on the Class A common stock is declared or paid on the Class B common stock.

    Voting rights

        Class A Holders.    Except in limited circumstances, the right to vote for all purposes is vested exclusively in the holders of the Class A common stock and Special Class A voting stock (collectively, the "Class A Holders"), voting together as a single class. The holders of Class A common stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors.

        An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A common stock and Special Class A voting stock (through which holders of Class A exchangeable shares vote, see "Special Voting Stock," below), voting together as a single class, prior to the taking of certain actions, including:

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  the issuance of (i) any shares of Class A common stock (other than upon the conversion of Class B common stock under circumstances provided in the certificate of incorporation or the exchange or redemption of Class A exchangeable shares in accordance with the terms of those exchangeable shares), or (ii) securities convertible into or exercisable for Class A common stock (other than Class B common stock);

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  the issuance of (i) shares of Class B common stock (other than upon the conversion of Class A common stock under circumstances provided in the certificate of incorporation or the exchange or redemption of Class B exchangeable shares in accordance with the terms of those exchangeable shares), or (ii) securities convertible into or exercisable for Class B common stock (other than Class A common stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of Class B common stock outstanding before the issuance of such Class B common stock (or securities convertible into or exercisable for shares of Class B common stock);

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  the issuance of any Preferred Stock having voting rights other than those expressly required by Delaware law;

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  the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of subsidiaries of the Company;

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  the sale, transfer or other disposition of all or substantially all of the assets of subsidiaries of the Company; and

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  any decrease in the number of members of the Molson Coors board of directors to a number below 15.

        Pentland and the Coors Trust, which together control more than two-thirds of the Company's Class A common and exchangeable stock, have voting trust agreements through which they have combined their voting power over the shares of our Class A common stock and the Class A exchangeable shares that they own. However, in the event that these two stockholders do not agree to vote in favor of a matter submitted to a stockholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A common stock and Class A exchangeable shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these stockholders.

        Class B Holders.    The holders of Class B common stock and Special Class B voting stock (through which holders of Class B exchangeable shares vote) (collectively, the "Class B Holders"), voting together as a single class, have the right to elect three directors to the Molson Coors board of directors. In addition, the affirmative vote of a majority of the Class A Holders entitled to vote thereon and the Class B Holders entitled to vote thereon, each voting as a separate class and not jointly, is required to approve specified transactional actions. The holders of Class B common stock are entitled to one vote for each share held with respect to each matter on which holders of the Class B common stock are entitled to vote, without the right to cumulate votes for the election of directors.

    Liquidation rights

        If the Company liquidates, dissolves or winds up its affairs, the holders of Class A common stock, together with the holders of the Class B common stock, would be entitled to receive, after Molson Coors' creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of the remaining assets of Molson Coors in proportion to their share holdings. Holders of Class A and Class B common stock would not have pre-emptive rights to acquire any securities of Molson Coors. The outstanding shares of Class A and Class B common stock would be fully paid and non-assessable.

    Conversion Rights

        Conversion from Class A to Class B.    Our certificate of incorporation provides for the right of holders of Class A common stock to convert their stock into Class B common stock on a one-for-one basis at any time.

        "Coattail" Conversion Rights.    Our certificate of incorporation also includes a "coattail" provision to provide protection to holders of our Class B common stock and the Class B exchangeable shares of MCCI in the case of a proposed tender offer or takeover bid for our Class A common stock. A holder of our Class B common stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B common stock has come into effect. This notice must include a description of the conversion procedure including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.

        Subject to conditions described below, if an "exclusionary offer" is made for shares of our Class A common stock, each outstanding share of our Class B common stock will be convertible into one share of our Class A common stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A common stock may accept the exclusionary offer.

        An "exclusionary offer" is an offer to purchase shares of our Class A common stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A common stock are listed, be open to all or substantially all holders of our Class A common stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A common stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A common stock are listed, or the requirements of the Canada Business Corporations Act; and (3) is not made concurrently with an offer to purchase shares of our Class B common stock that is identical to the offer to purchase shares of our Class A common stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A common stock), and having no conditions other than the right not to purchase and pay for shares of our Class B common stock tendered if no shares of our Class A common stock are purchased in the offer for shares of our Class A common stock.

        The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A common stock and Class A exchangeable shares of MCCI, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.

        Any of our Class B common stockholders can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The Class B common stockholders must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A common stock.

MCCI Exchangeable Shares

        The Class A exchangeable shares and Class B exchangeable shares were issued by MCCI, a wholly-owned subsidiary. The exchangeable shares are substantially the economic equivalent of the corresponding shares of Class A and Class B common stock that a Molson shareholder in the Merger would have received if the holder had elected to receive shares of Molson Coors common stock.

        Dividends.    Holders of exchangeable shares are entitled to receive, subject to applicable law, dividends as follows:

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  in the case of a cash dividend declared on a corresponding share of Molson Coors common stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each corresponding share of Molson Coors common stock in USD or in an equivalent amount in CAD;

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  in the case of a stock dividend declared on a corresponding share of Molson Coors common stock to be paid in shares of Molson Coors common stock, in the number of exchangeable shares of the relevant class for each exchangeable share that is equal to the number of shares of corresponding Molson Coors common stock to be paid on each corresponding share of Molson Coors common stock; or

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  in the case of a dividend declared on a corresponding share of Molson Coors common stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI's board of directors to the type and amount of property to be paid on each corresponding share of Molson Coors common stock.

        The declaration dates, record dates and payment dates for dividends on the exchangeable shares are the same as the relevant dates for the dividends on the shares of corresponding Molson Coors common stock.

        Voting rights.    Holders of exchangeable shares receive, through a voting trust, the benefit of Molson Coors voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Molson Coors common stock.

        Other.    The exchangeable shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Molson Coors common stock.

Our Special Voting Stock

        Dividends and liquidation rights.    The trustee holder of the Special Class A voting stock and the Special Class B voting stock is not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.

        Voting rights.    The trustee holder of the Special Class A voting stock and the Special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively, but has agreed to only cast a number of votes equal to the number of Class A exchangeable shares and Class B exchangeable shares, respectively, as to which it has received voting instructions from the owners of record of those Class A exchangeable shares and Class B exchangeable shares, respectively (other than Molson Coors and its affiliates), on the relevant record date. The trustee holder of the Special Class A voting stock and Special Class B voting stock will vote with holders of the Molson Coors Class A common stock and the Class B common stock, respectively, in each case as a single class.

        Other.    The trustee holder of the Special Class A voting stock and Special Class B voting stock has no pre-emptive rights to acquire any securities of Molson Coors. The outstanding shares of Special Class A voting stock and Special Class B voting stock will be fully paid and non-assessable and will not be listed on any stock exchange.

Our Preferred Stock

        Our certificate of incorporation authorizes our board of directors to issue up to 25,000,000 shares of preferred stock from time to time in one or more series, generally without any vote or action by the holders of our common stock, except that the issuance of any shares of preferred stock having any voting rights other than those expressly required by Delaware law will be subject to approval by a majority of the voting power of the holders of our Class A common stock and Special Class A voting stock, voting together as a single class. Subject to this right, our board of directors will be authorized to determine the number of shares and designation of any series of preferred stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of preferred stock. Depending on the terms of any issued preferred stock, any or all series of issued preferred stock could have a preference over our common stock with respect to dividends and other distributions and upon liquidation or dissolution of Molson Coors. Issuance of any preferred shares with voting powers, or issuance of additional shares of our common stock, would dilute the voting power of our outstanding common stock.

Stockholder Advance Notice Procedure

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. Only persons who are nominated by the board of directors, or a duly authorized board committee, or by a stockholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the stockholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the SEC's Rules and Regulations. The stockholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice to the secretary of our company. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the stockholder and the stockholder's ownership of our capital stock.

Delaware Anti-Takeover Law

        We are incorporated under the Delaware General Corporation Law (the "DGCL"). We are subject to Section 203 of the DGCL, which restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of the corporation's outstanding voting stock) or an affiliate or associate of an interested stockholder, for a period of three years from the date the stockholder becomes an interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

        Section 203 of the DGCL may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with special situations. For example, this summary does not address:

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  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

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  tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the "Code");

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  tax consequences to U.S. holders of notes or shares of common stock whose "functional currency" is not the U.S. dollar;

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  tax consequences to partnerships or other pass-through entities and investors in such entities; or

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  alternative minimum tax consequences, if any.

        Finally, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances.

        If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or shares of our common stock, you should consult your tax advisor.

        If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

        The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. "U.S. holder" means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

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  an individual citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated Interest

        It is expected that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. If, however, the notes' "stated redemption price at maturity" (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Extension Fee

        Our obligation to pay you an extension fee in the event that we fail to comply with certain reporting obligations to the trustee and the SEC may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." As of the issue date, we believe and intend to take the position that the likelihood that we will make such payments is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service ("IRS"). A successful challenge of this position by the IRS would affect the amount and timing of a U.S. holder's income and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay the extension fee, such fee should be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes.

Constructive Distributions

        The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See "Description of the Notes—Conversion of Notes—Conversion Price Adjustments" and "Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change." Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder's proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

        Although there is no authority directly on point, the Internal Revenue Service may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange, Redemption or Other Disposition of Notes

        A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder's tax basis in the note. A U.S. holder's tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A noncorporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Our Common Stock and/or Cash

    Conversion of Notes for Cash

        A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under "—Sale, Exchange, Redemption or Other Disposition of Notes."

    Conversion of Notes into a Combination of our Common Stock and Cash

        The U.S. federal income tax treatment of a U.S. holder's conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below. See the discussion under "Possible Effect of Changes to the Terms of the Notes" regarding consequences of the conversion of the notes into shares of a public acquiror.

        Possible treatment as part conversion and part redemption.    The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder's tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder's holding period for such common stock generally would include the period during which the U.S. holder held the note.

        With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder's tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

        Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

        Possible treatment as a recapitalization.    The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of

          (A)  the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

          (B)  the U.S. holder's tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

        Treatment of cash in lieu of a fractional share.    If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder's tax basis in the notes that is allocated to the fractional share.

        Treatment of amounts attributable to accrued interest.    Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

        U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

        In certain situations, we may provide for the exchange of the notes into shares of an acquiror. See "Description of the Notes—Conversion of Notes—Conversion Price Adjustments" and "Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change." Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the acquiror may be treated as a taxable event to a holder.

Dividends on the Common Stock

        If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder's tax basis in the U.S. holder's common stock to the extent of the U.S. holder's tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as "investment income," which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

        U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption or Other Disposition of Common Stock

        A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder's gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder's tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

        When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

        The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term "non-U.S. holder" means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations" or "passive foreign investment companies." Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

        Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

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  interest paid on the note is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States;

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  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

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  the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

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  the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

        If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

        If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock and Constructive Distributions

        Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see "Consequences to U.S. Holders—Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

        A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

        Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see "Consequences to U.S. Holders—Conversion of Notes into Our Common Stock and Cash") will not be subject to U.S. federal income tax unless:

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  that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

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  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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  we are or have been a "U.S. real property holding corporation" during the applicable statutory period. We are not, and do not anticipate that we will become, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

        In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under "—Consequences to Non-U.S. Holders—Stated Interest." A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

        Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as joint bookrunning managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$220,000,000
Citigroup Global Markets Inc.	180,000,000
J.P. Morgan Securities Inc.	30,000,000
Morgan Stanley & Co. Incorporated	30,000,000
BMO Capital Markets Corp.	20,000,000
Wachovia Capital Markets, LLC	20,000,000
Total	$500,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer notes directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriters, including the validity of the notes and other conditions contained in the underwriting agreement. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        We have granted to the underwriters an option, exercisable for 13 days from the date on which notes are first issued to purchase up to $75,000,000 additional principal amount of notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter's initial purchase commitment.

        We have agreed, and certain of our officers and directors will agree, for a period of 90 days from the date of this prospectus, subject to limited exceptions, not to:

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  offer, sell, contract to sell, pledge, or otherwise dispose of any shares of common stock or any securities convertible into, or exercisable, or exchangeable for, shares of common stock,

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  enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the company or any affiliate of the company or any person in privity with the company or any affiliate of the company), directly or indirectly, of any shares of common stock or any securities convertible into, or exercisable, or exchangeable for, shares of common stock,

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  file (or participate in the filing of) a registration statement in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in respect of any shares of common stock or any securities convertible into, or exercisable, or exchangeable for, shares of common stock, or

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  publicly announce an intention to effect any such transaction.

        None of our stockholders that are not officers or directors of the company have entered into any such lock-up agreement, however. In addition, notwithstanding the foregoing, among other exceptions:

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  we may issue employee stock options and restricted shares pursuant to the terms of any equity incentive plan in effect at the date of this prospectus, and

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  we may issue securities in connection with acquisitions of other entities or assets as long as the recipients of those securities agree to be bound by restrictions on transfer similar to those applicable to us.

        Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

	No Exercise	Full Exercise
Per Note	1.625%	1.625%
Total	$8,125,000	$9,343,750

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of notes made in an amount up to the principal amount represented by the underwriters' overallotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make "naked" short sales of notes in excess of the overallotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

        We intend to enter into privately-negotiated convertible note hedge transactions and warrant transactions with affiliates of certain of the underwriters. In connection with hedging these transactions, the counterparties or their affiliates may enter into various over-the-counter derivative transactions with respect to our Class B common stock at, and possibly after, the pricing of the notes and may purchase our Class B common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our Class B common stock prior to and possibly following the pricing of the notes. The counterparties or their affiliates are likely to modify their respective hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to any conversion of the notes) by purchasing and selling shares of our Class B common stock, other of our securities or other instruments it may wish to use in connection with such hedging. The magnitude of any of these transactions and activities and their effect, if any, on the market price of our Class B common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our Class B common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

        We estimate that our total expenses for this offering will be approximately $885,000.

        The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

        We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fourth business day following the date of the pricing of the notes.

        The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Some of the underwriters and their affiliates have performed and continue to perform investment banking and advisory services for us from time to time for which they have received customary fees and expenses and the lenders under our senior credit facility include affiliates of the underwriters. In addition, the dealer manager for the Tender Offer is an affiliate of one of the underwriters.

        The prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

        Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the notes described in this prospectus to the public may not be made in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

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  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

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  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

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  in any other circumstances that do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of the notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        No prospectus (including any amendment, supplement or replacement thereto) nor any offering material relating to the notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in

France. Neither this prospectus nor any other materials related to the offering or information contained therein relating to the notes has been or will be released, issued, distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the notes to the public in France. Such offers, sales and distributions will be made in France only

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, as defined in, and in accordance with, Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et Financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code Monétaire et Financier.

Notice to Prospective Investors in Italy

        The offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societé e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, the underwriters have represented and agreed that the notes may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the notes be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, or the Financial Service Act, and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

        Any offer, sale or delivery of the notes or distribution of copies of this prospectus or any other document relating to the notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        This prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the "Financial Service Act" and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

        Italy has only partially implemented the Prospectus Directive, the provisions under the heading "European Economic Area" above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

        Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

LEGAL MATTERS

        The validity of the notes offered hereby and the Class B common stock issuable upon conversion of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2006 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$500,000,000

2.5% Convertible Senior Notes due 2013

Deutsche Bank Securities

Citi

JPMorgan

Morgan Stanley

BMO Capital Markets

Wachovia Securities

Prospectus

June 11, 2007